Exhibit 99.4
LOUISIANA PUBLIC SERVICE COMMISSION

ORDER NO. U-31894-B
(Supersedes Orders Nos. U-31894 and U-31894-A)

ENTERGY LOUISIANA, LLC
EX PARTE
______________________________________________________________________________

Docket No. U-31894 In Re: Application of Entergy Louisiana, LLC For Approval To Securitize Investment Recovery Costs Related To The Little Gypsy Unit 3 Repowering Project Authorizing The Company to Finance Its Investment Costs Pursuant To Act 988
______________________________________________________________________________
(Decided at the Business and Executive Session held on August 10, 2011)

FINANCING ORDER

LOUISIANA PUBLIC SERVICE COMMISSION

EX PARTE: APPLICATION OF
ENTERGY LOUISIANA, LLC
FOR APPROVAL TO SECURITIZE
INVESTMENT RECOVERY COSTS
RELATED TO THE LITTLE GYPSY
UNIT 3 REPOWERING PROJECT
AUTHORIZING THE COMPANY
TO FINANCE ITS INVESTMENT
COSTS PURSUANT TO ACT 988

§§§§§§§	DOCKET NO. U-31894

FINANCING ORDER

This Financing Order addresses the request of Entergy Louisiana, LLC (“ELL”), under Act No. 988 of the Louisiana Regular Session of 2010, the “Louisiana Electric Utility Investment Recovery Securitization Act” (“Act 988”), codified at La. R.S. 45:1251–1261: (1) to finance, through the issuance of investment recovery bonds, ELL’s investment recovery costs in the amount of $200,000,000.00, as determined in LPSC Docket No. U-30192 (Phase III), plus carrying costs on such investment recovery costs and up-front financing costs associated with the issuance of investment recovery bonds; (2) to approve the proposed financing structure and issuance of investment recovery bonds; (3) to approve the creation of investment recovery property, including the right to impose and collect investment recovery charges sufficient to pay the investment recovery bonds and associated financing costs; (4) to approve a tariff to implement the investment recovery charges; and (5) to approve another tariff to implement ancillary cost offsets and cost recovery relating to the investment recovery cost process.

As discussed in this Financing Order, the Louisiana Public Service Commission (the “Commission” or the “LPSC”) finds that ELL’s application for approval of the securitization transaction should be approved. The Commission also finds that the securitization approved in this Financing Order meets all applicable requirements of Act 988.  Accordingly, in accordance with the terms of this Financing Order, the Commission: (1) approves and authorizes the securitization requested by ELL; (2) authorizes the issuance of investment recovery bonds in one or more series in an aggregate principal amount of approximately $206,100,000.00, equal to the sum of: (a) $200,000,000.00 of investment recovery costs, plus approximately $2.7 million of carrying costs between March 31, 2011, through the projected issuance date of the investment recovery bonds of August 1, 2011 calculated at a 4% annual rate, plus (b) up-front financing costs, which are capped and are not to exceed in the financed amount $3,426,027.00 (which includes a contingency of $36,749.00), plus the cost of credit enhancements and other mechanisms designed to promote the credit quality and marketability of the investment recovery bonds (including original issue discount), if any, plus or minus (c) any adjustment, pursuant to the Issuance Advice Letter, to reflect any change in carrying costs necessary to account for the number of days either less than or greater than assumed in the calculation based on the projected issuance date for the investment recovery bonds of August 1, 2011, including (if applicable) carrying costs subsequent to September 30, 2011, calculated from September 30, 2011, to the actual issuance date of the investment recovery bonds at a 6.59% annual rate; (3) approves the structure of the proposed securitization; (4) approves the creation of investment recovery property, including the right to impose and collect investment recovery charges in an amount to be calculated as provided in this Financing Order; and (5) approves the form of tariff to implement those investment recovery charges, and the form of tariff to implement ancillary cost offsets and cost recovery relating to the investment recovery process, attached in Appendix B.

In the Issuance Advice Letter discussed herein, ELL shall update the amount of the up-front financing costs and carrying costs to reflect the actual issuance date of the investment recovery bonds and other relevant current information in accordance with the terms of this Financing Order.

The returns on the deferred tax benefit associated with these recoverable costs, plus any subsequently-determined benefits of cancellation (such as salvage in excess of that known at February 1, 2011) received by ELL after the date of this Financing Order, together with any interest earnings and any adjustment to carrying costs, shall be returned to customers dollar for dollar through the Securitized Little Gypsy Offset Rider (“Rider SLGO”), attached in Appendix B.

ELL is authorized to cause its wholly owned subsidiary, referred to herein as the “SPE,” to issue investment recovery bonds to finance the updated aggregate principal amount reflected in the Issuance Advice Letter in accordance with the terms of this Financing Order.

ELL submitted evidence demonstrating that the proposed securitization is reasonably expected to result in lower overall costs to customers compared to traditional methods of financing or recovering utility investment recovery costs.  Based on the amount that ELL requests to be financed, ELL’s financial analysis and testimony indicates that customers will realize significant benefits from securitization on a net present value basis as compared to traditional methods of financing or recovering utility investment recovery costs.  Accordingly, the Commission concludes that the benefits for customers set forth in ELL’s evidence are indicative of the benefits that customers will realize from the financing approved hereby, and that these benefits will result in lower overall costs and will mitigate rate impact as compared to traditional financing so long as the weighted average interest rate on all of the tranches of the investment recovery bonds is less than 7.0%.

ELL provided a general description of the proposed transaction structure in its Supplemental and Amending Application of Entergy Louisiana, LLC for Approval to Securitize Investment Recovery Costs Related to the Little Gypsy Unit 3 Repowering Project filed April 13, 2011 (the “Original Securitization Application”) with the Commission and in the testimony and exhibits submitted in support thereof.  The proposed transaction structure is consistent with Act 988.  Certain details of the final transaction structure, such as any overcollateralization requirements to support payment of the investment recovery bonds, and the final terms of the bonds will depend in part upon the requirements of the nationally-recognized credit rating agencies which will rate the investment recovery bonds and, in part, upon the market conditions that exist at the time the investment recovery bonds are taken to the market.

The Commission recognizes that the final transaction structure and pricing terms of the investment recovery bonds will affect customer costs.  Accordingly, this Financing Order provides for a process by which the Commission’s Staff and Advisors, including the Commission’s financial advisor, Sisung Securities Corporation (“Sisung”), and any Commission legal counsel, may review and comment on the bond structure and pricing.  This Financing Order also provides for a procedure by which the Commission, acting through a Commission designee, shall approve (or disapprove, with reasons) the final structure and pricing of the investment recovery bonds without further Commission action.  The Commission determines that the Commission Executive Secretary, or in her absence the Commission Chairman, should be the Commission’s designee under this Financing Order.  This participation and approval process proposed by ELL is in the best interest of customers and provides the necessary timeliness and finality to the issuance process.

On June 24, 2011, the Commission issued Order No. U-31894 and Order No. U-31894-A (collectively the “Prior Orders”) with regard to the Original Securitization Application.  On July 21, 2011, ELL filed with the Commission a Supplemental Application of Entergy Louisiana, LLC, for Re-Approval and Re-Issuance of a Financing Order to Securitize Investment Recovery Costs Related to the Little Gypsy Unit 3 Repowering Project and Request for a 15-Day Intervention Period and Approval of Financing Order via LPSC Rule 51 (including its attachments, the “Securitization Application”).  This request for re-approval and re-issuance of a securitization Financing Order was made solely to cure a technical error in the publication of the legal notice that occurred in five of the forty-six parishes in which ELL operates and that related to the Original Securitization Application.  The Commission exercised its discretion pursuant to Rule 51 of the LPSC Rules of Practice and Procedure and waived the typical procedural mechanisms and considered direct re-approval and re-issuance of the Prior Orders in a single order through the issuance of this Financing Order.

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I.           DISCUSSION AND STATUTORY OVERVIEW

On July 11, 2007, ELL filed an application with this Commission seeking approval of ELL’s request to repower the Little Gypsy Steam Generating Station’s Unit 3 to be a solid fuel unit (expected mix of fuel was to be petroleum coke and/or coal) (the “Repowering Project” or the “Project”).  The Little Gypsy facility is a three-unit gas-fired plant located in St. Charles Parish.  That application sought such approval consistent with the requirements of the Commission’s 1983 General Order.1 After extensive discovery and days of hearings, at the November 2007 Business & Executive Meeting, the Commission voted unanimously to grant the application and to certify the Repowering Project pursuant to the 1983 General Order. On March 19, 2008, the Commission made a formal ruling on the application in Order No. U-30192. The Commission found that the Repowering Project did serve “the public convenience and necessity” and that it “is in the public interest, and therefore prudent . . . .”2 The Order further found that the decision of ELL “to undertake the Repowering Project at a presently estimated cost of $1.26 billion, exclusive of construction-related financing costs . . . is hereby deemed prudent, provided such costs are expended to implement and are consistent with the Commission’s certification of the Repowering Project.”3  This Order also adopted a monitoring plan designed to provide the Commission “with frequent information regarding the construction cost and completion schedule, as well as updated economic analysis to validate the ongoing decision to continue with construction”.4

In March, 2008, however, the Project was suspended for approximately two and a half months as a result of a February 2008 federal appeals court decision that led ELL to voluntarily reopen the air permit for the Project to complete a formal Maximum Achievable Control Technology determination for mercury emissions under the federal Clean Air Act. The LPSC recognized this delay in the Project and the reasons for the delay in its Order No. U-30192-A, dated July 2, 2008.

On March 13, 2009, the Commission issued Order No. U-30192-B. This Order approved a Resolution made by then Chairman Lambert Boissiere III, that recognized certain significant changes in the facts underlying the Project’s economics and directed ELL to continue to review the Project’s economics and to “develop a recommendation regarding whether it is appropriate for ELL to make a filing with the Commission to formally delay the Repowering Project for an extended time.”5  That Order required ELL to “immediately suspend, to the extent possible, on a temporary basis, the Repowering Project . . . .”6  It, in addition, directed ELL to continue to review the Project economics.7
On May 9, 2009, ELL filed an unopposed motion asking the Commission to approve a longer-term suspension of the Repowering Project of three years or more. On May 22, 2009, the Commission issued Order No. U-30192-C, which approved the prudence of ELL’s decision to suspend the Project on a longer-term basis, without prejudice to certain related issues:

ELL’s decision at this time to place the Little Gypsy Unit 3 Repowering Project. . .  into a longer-term suspension of three years or more be and is hereby declared to be in the public interest and therefore prudent, without prejudice to Commission consideration of: (1) the prudence of the timing of ELL’s decisions; (2) the prudence of ELL’s management of the Project; (3) whether ELL may recover the costs of the Project, including any continuing costs of the Project incurred after the Commission approves the suspension of the Project, from ELL’s retail customers and the manner of that recovery; and (4) whether the Project should be canceled or abandoned as opposed to merely suspended.8

On October 27, 2009, pursuant to the Commission’s directive in its Order No. U-30192-C, ELL submitted its application in Phase III of Docket No. U-30192, seeking authority to cancel the Repowering Project and to recover its prudently-incurred cancellation costs9.  On April 20, 2011, the Staff of the Commission, ELL, Marathon Oil Company, the Louisiana Energy Users Group, Occidental Chemical Corporation, and ArcelorMittal LaPlace LLC entered into a Proposed Uncontested Stipulated Settlement.  That stipulated settlement (subject to approval by the Commission) resolved all issues among those parties in Phase III, except those related to financing, via securitization or otherwise, of the approved cancelled plant costs.  The resolved issues include the cancellation of the Little Gypsy Unit 3 repowering project, the establishment of the quantification of prudently incurred and recoverable cancellation costs, the level(s) at which carrying costs may be accrued on a going forward basis, the appropriate allocation of the recoverable cancellation costs among ELL’s customer classes and customers, and, subject to the issuance of this Financing Order, the framework for the securitization of the recoverable costs.

On June 1, 2011, the Commission issued Order No. U-30192-E (the “Quantification Order”) in Phase III of Docket No. U-30192.  The Quantification Order provides that ELL shall be permitted to recover in a securitization the recoverable costs at March 31, 2011, of $200 million, plus between March 31, 2011 and September 30, 2011 carrying charges calculated at a 4% annual rate, plus Commission-approved financing costs as defined in Act 988.  The recoverable costs subsequent to September 30, 2011, shall be $200 million plus carrying charges calculated at a 4% annual rate through September 30, 2011, plus carrying charges subsequent to September 30, 2011, calculated from September 30, 2011 to the date securitization occurs at an annual rate of 6.59%.10  The securitized amount shall be securitized with an approximate 10-year term for the debt service recovery of the securitization bonds, to the extent a ten-year term is determined to be feasible and economically attractive.11  That Order, in addition, directed ELL to file an application seeking to securtitize the securitized amount.12

On June 24, 2011, the Commission issued the Prior Orders (Order No. U-31894 and Order No. U-31894-A) with regard to the Original Securitization Application.  On July 21, 2011, ELL filed its Securitization Application with the Commission, requesting the re-approval and re-issuance of a securitization Financing Order, to cure a technical error in the publication of the legal notice that occurred in five of the forty-six parishes in which ELL operates and that related to the Original Securitization Application.

Pursuant to its filed Securitization Application, ELL has requested that the Commission grant authorization to securitize the recovery of its investment recovery costs.

In July 2010, the Louisiana Legislature established a financing vehicle by which electric utilities can use securitization financing for investment recovery costs through the issuance of “investment recovery bonds.”  Investment recovery bonds must be approved in a financing order.  This provision of Louisiana law, Act 988, is codified at La. R.S. 45:1251-1261.13

If investment recovery bonds are approved and issued, the customers of ELL must pay the principal of the investment recovery bonds, together with interest and related financing costs, through investment recovery charges.  Investment recovery charges, to the extent provided in Act 988 and this Financing Order, are nonbypassable charges paid by ELL’s LPSC-jurisdictional customers as a component of the monthly charge for electric service.  Investment recovery charges will be collected by ELL or its successor, as initial servicer, as provided for in this Financing Order.

Act 988 permits the Commission to consider whether the proposed structuring, expected pricing, and financing costs of the investment recovery bonds are reasonably expected to result in lower overall costs or would avoid or mitigate rate impacts to customers as compared with traditional methods of financing or recovering investment recovery costs.14  The primary benefits of the proposed structure arise from replacing traditional debt and equity of the utility with highly rated debt, the benefits of which are significant.

In this proceeding, ELL’s financial analysis and testimony shows that the financing, as proposed by ELL, will produce benefits to customers in an amount of $25.8 million to $69.8 million on a net present-value basis as compared to traditional financing methods for recovering utility investment recovery costs.  Assuming that the investment recovery bonds are issued in a manner consistent with the base case presented by ELL, subject to a 3.22% weighted-average annual interest rate (calculated using the amount requested to be securitized by ELL), the benefit is $69.8 million on a present-value basis compared to conventional financing.  Using worst-case market conditions in relation to the amount initially sought to be securitized, ELL’s financial analysis demonstrates that the benefit will be $25.8 million on a net present-value basis under this Financing Order compared to the amount that would be recovered under conventional utility financing methods, assuming that the investment recovery bonds are issued at 7.0% weighted-average annual interest rate.  ELL will be required to update the benefit analysis in the Issuance Advice Letter to verify that the final amount securitized provides savings compared to conventional financing methods.

This Financing Order contains terms ensuring that the imposition and collection of investment recovery charges authorized herein shall be from all “Customers”, meaning existing and future LPSC-jurisdictional customers receiving electric transmission or distribution service, or both, from ELL or its successors or assignees under rate schedules approved by the Commission, except in limited circumstances expressly stated in this Financing Order, even if a customer has chosen to switch to self-generation or co-generation.15  These provisions make the investment recovery charges “nonbypassable.”

This Financing Order also includes a mechanism requiring that investment recovery charges be reviewed and adjusted semi-annually (i.e., every six months),16 to correct over-collections or under-collections during the preceding collection period and to ensure the projected recovery of amounts sufficient to provide timely payment of debt service on the investment recovery bonds and related financing costs.  In addition to the semi-annual reviews, following the scheduled final maturity, quarterly reviews and adjustments may be required in order to assure the payment of debt service on the investment recovery bonds and related financing costs.  In addition, interim adjustments to the investment recovery charges may be requested if necessary to assure timely payment of the investment recovery bonds.  These provisions will help to ensure that the amount of investment recovery charges paid by customers is neither more nor less than the amount necessary to cover the costs of this financing.

The State of Louisiana has pledged to and agreed with the investment recovery bondholders, the owners of the investment recovery property, and other financing parties that the State will not:

(1) alter the provisions of Act 988 which authorize the Commission to create an irrevocable contract right by the issuance of this Financing Order, to create investment recovery property, and to make the investment recovery charges imposed by a financing order irrevocable, binding, and nonbypassable charges;

(2) take or permit any action that impairs or would impair the value of the investment recovery property created pursuant to this Financing Order; or

(3) except for adjustments under any true-up mechanism established by the Commission, reduce, alter, or impair investment recovery charges that are to be imposed, collected, and remitted for the benefit of the bondholders and other financing parties, as applicable, until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the investment recovery bonds have been paid and performed in full.

In addition this Commission has covenanted in this Financing Order that after the earlier of the transfer of investment recovery property to an assignee or the issuance of investment recovery bonds authorized by this Financing Order, this Financing Order is irrevocable until the indefeasible payment in full of the investment recovery bonds and the related financing costs.  “Indefeasible” in this context does not refer to the potential defeasance in the future of the investment recovery bonds, but rather that the payment and satisfaction of the bonds and costs are permanent and cannot be revoked or made void.  Except in connection with a refinancing or refunding17 or to implement the true-up mechanism adopted by the Commission, the Commission may not amend, modify, or terminate this Financing Order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust investment recovery charges approved in this Financing Order.

Nothing in the State and Commission agreements described above precludes a limitation or alteration in this Financing Order and the investment recovery property if and when full compensation is made for the full protection of the investment recovery charges collected pursuant to this Financing Order and the full protection of the bondholders and any assignee or financing party.

Investment recovery property constitutes an existing, present contract right susceptible of ownership, sale, assignment, transfer, and security interest, and the property will continue to exist until the investment recovery bonds issued pursuant to this Financing Order are paid in full and all financing costs of the investment recovery bonds have been recovered in full.  In addition, the interests of an assignee or secured party in investment recovery property (as well as the revenues and collections arising from the property) are not subject to setoff, counterclaim, surcharge, or defense by ELL or any other person or in connection with the bankruptcy of ELL or any other entity.  Except to the extent provided in Act 988, the creation, attachment, granting, perfection, and priority of security interests in investment recovery property to secure investment recovery bonds is governed solely by Act 988 and not by the Louisiana Uniform Commercial Code.

The Commission may adopt a financing order providing for the retiring and refunding of the investment recovery bonds.  ELL has not requested and this Financing Order does not grant any authority to refinance investment recovery bonds authorized by this Financing Order.  This Financing Order does not preclude ELL from filing a request for a financing order to retire or refund the investment recovery bonds approved in this Financing Order upon a showing that the customers of ELL would benefit and that such a financing is consistent with the terms of the outstanding investment recovery bonds.

To facilitate compliance and consistency with applicable statutory provisions, this Financing Order adopts the definitions in Act 988.

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1 LPSC General Order dated September 20, 1983 (In re: In the Matter of the Expansion of Utility Power Plant; Proposed Certification of New Plant by the LPSC) (the “1983 General Order”), as amended by the LPSC General Order in Docket No. R-30517 dated October 29, 2008.

2 Order No. U-30192 at 46.

3 Id.

4 Id.  at 43.

5 Order No. U-30192-B at 1.

6 Id.

7 Id.

8 Order No. U-30192-C at 2.

9 On April 21, 2011, ELL filed a Notice of Related Docket in both Docket No. U-30192 (Phase III) and Docket No. U-31894.  ELL intends that the evidence submitted in support of this Application will stand alone. Nonetheless, the Commission’s Order U-30192-E established the amount of the investment recovery costs that will be subject to securitization pursuant to this Financing Order.

10 Order No. U-30192-E at 13.

11 Id. at 17.

12 Id.

13 All references are to Act 988 unless otherwise indicated.

14 Section 1253(B).

15 As permitted by § 1252(10).

16 As provided by § 1253(C)(4).

17 As permitted in § 1253(F).

II.           DESCRIPTION OF PROPOSED TRANSACTION

A brief summary of the proposed transaction is provided in this section.  A more detailed description is included in Section III.C, titled “Structure of the Proposed Financing,” and in the Securitization Application (in its Attachment I, the Original Securitization Application).

To facilitate the proposed securitization, ELL proposes that a special purpose investment recovery funding entity (the “SPE”) be created to which will be transferred the investment recovery property, which includes the right to impose, collect, and receive investment recovery charges along with the other rights arising pursuant to this Financing Order.  Upon the effectiveness of this Financing Order, these rights are investment recovery property, a vested contract right of ELL.

The SPE will issue investment recovery bonds and will transfer the net proceeds from the sale of the investment recovery bonds to ELL in consideration for the transfer of the investment recovery property.  The SPE will be organized and managed in a manner designed to achieve the objective of maintaining the SPE as a bankruptcy-remote entity that would not be affected by the bankruptcy of ELL or any other affiliates of ELL or any of their respective successors or assignees.  In addition, the SPE will have at least one independent manager whose approval will be required for major actions or organizational changes by the SPE.

The investment recovery bonds will be issued pursuant to an indenture and administered by an indenture trustee.  The investment recovery bonds will be secured by and payable solely out of the investment recovery property created pursuant to this Financing Order and other collateral, described in ELL’s Securitization Application.  That collateral will be pledged by the SPE to the indenture trustee for the benefit of the holders of the investment recovery bonds and to secure payment due with respect to the bonds and certain costs and expenses relating to the bonds.

Pursuant to a servicing agreement, ELL will act as the initial servicer of the investment recovery charges for the SPE, and will undertake to collect such charges from the customers of ELL and remit these collections to the indenture trustee on behalf of and for the account of the SPE.  The servicer will be responsible for making any required or allowed true-ups of the investment recovery charges.  If the servicer defaults on its obligations under the servicing agreement, the indenture trustee may appoint a successor servicer.

Investment recovery charges will be calculated to be sufficient at all times to pay all debt service and other related financing costs for the investment recovery bonds.  The investment recovery charges will be calculated pursuant to the method described in Appendix B to this Financing Order.  Semi-annual or, following the scheduled final maturity of the investment recovery bonds, quarterly true-ups will be required and performed to ensure that the amount projected to be collected from investment recovery charges is sufficient to service the investment recovery bonds.  The methodology for calculating the investment recovery charges is illustrated in Appendix B and the form of true-up notice letter is attached as Appendix D.  This methodology includes the allocation of revenue requirements between investment cost recovery groups (defined below) approved by this Commission in this Financing Order.

The Commission determines that ELL’s proposed transaction structure for the investment recovery charges should be utilized.  The investment recovery bonds’ amortization schedule is designed to provide for relatively level annual debt service and revenue requirements each year over the life of the investment recovery bonds.

The Commission has considered what degree of flexibility to afford to ELL in establishing the terms and conditions of the investment recovery bonds, including but not limited to repayment schedules, interest rates and financing costs.  ELL will be granted flexibility in these matters, subject to the terms of this Financing Order and the Issuance Advice Letter process.

In its Original Securitization Application, filed on April 13, 2011, ELL requested the authority to securitize and to cause investment recovery bonds to be issued in an aggregate principal amount equal to the sum of: (a)  $200,000,000.00 of investment recovery costs pursuant to the Quantification Order, plus approximately $2.7 million of carrying costs between March 31, 2011, through the projected issuance date of the investment recovery bonds of August 1, 2011 calculated at a 4% annual rate, plus (b) up-front financing costs, plus the cost of credit enhancements and other mechanisms designed to promote the credit quality and marketability of the investment recovery bonds (including original issue discount), if any, plus or minus (c) any adjustment, pursuant to the Issuance Advice Letter, to reflect any change in carrying costs necessary to account for the number of days either less than or greater than assumed in the calculation based on the projected issuance date for the investment recovery bonds of August 1, 2011, including (if applicable) carrying costs subsequent to September 30, 2011, calculated from September 30, 2011, to the actual issuance date of the investment recovery bonds at a 6.59% annual rate.  In its Securitization Application filed on July 21, 2011, ELL requested the re-approval and re-issuance of such a financing order.

The Commission finds that ELL should be permitted to securitize its investment recovery costs and up-front financing costs in accordance with the terms of this Financing Order.  The Commission is mindful of the fact that several of the components of these up-front financing costs will vary depending upon the size of the final issuance of the investment recovery bonds.  Specifically, the Commission realizes that the SEC registration fee, the rating agency fees and underwriters’ fees typically are proportional to the amount of investment recovery costs actually securitized.  In addition, the SEC formula for calculating registration fees changes from time to time.  Further, other up-front financing costs, such as legal and accounting fees and expenses, printing expenses and trustee costs will not be known until the issuance of the bonds or even thereafter, when final invoices are submitted.  Accordingly, in the Issuance Advice Letter ELL should update the financing costs securitized to reflect any change in the estimates of SEC registration fee, the rating agency fees and underwriters’ fees, as a result of a change in the size of the bond financing or a change in the SEC’s registration fee formula, and should otherwise update the estimates in light of then current information.  All up-front financing cost amounts are to be revised and updated through the Issuance Advice Letter, at the time of pricing of the investment recovery bonds.  The ELL-controlled up-front financing costs shall be subject to a cap and shall not exceed in the financed amount $3,426,027.00 (which includes a contingency of $36,749.00).  If the actual ELL-controlled up-front financing costs exceed that capped amount, ELL retains the right to seek additional amounts through Rider SLGO subject to approval of the Commission.  The Commission staff and other parties to this docket retain the right to oppose any such request.  The other non-ELL-controlled Commission approved costs (up-front and ongoing) charged to ELL related to this investment recovery bonds financing will be included in Rider SLGO, and such initial up-front costs will be amortized over a three year period.

In addition, ELL has requested that the ongoing financing costs incurred by the SPE in connection with the administration and servicing of the investment recovery bonds should not be included in the principal amount of the Bonds, but instead should be recovered through the investment recovery charges, subject to the periodic true-up of those charges as provided in this Financing Order.  ELL presently estimates that these ongoing annual costs (exclusive of debt service on the investment recovery bonds and the servicing fee mentioned below) to be incurred by the SPE will be approximately $405,000.00 for the first year following the issuance of the investment recovery bonds if ELL is the servicer, but many ongoing costs will not be known until they are incurred. The annual servicing fee payable to ELL following the issuance of the investment recovery bonds will be fixed at $145,000.00 and the annual administration fee compensation to ELL for providing administrative and support services to the SPE will be fixed at $100,000.00.  In addition, ELL, as initial servicer and administrator, shall be entitled to receive reimbursement for its out-of-pocket costs for external accounting and legal services to the extent such external services are required to comply with SEC reporting requirements.  The servicing fee and any expenses incurred by ELL, or by an affiliate of ELL acting as servicer, under the servicing agreement shall be included in any ELL rate case in the manner provided in Ordering Paragraph 41.  In the event that a servicer default occurs the indenture trustee for the investment recovery bonds will be permitted to appoint a successor servicer with the consent of the SPE, which shall not be unreasonably withheld.  The compensation of the successor servicer will be what is required to obtain the services and will be up to 0.60% of the initial principal balance of investment recovery bonds unless ELL can reasonably demonstrate to the Commission that the services cannot be obtained at that compensation level under the market conditions at that time.  Furthermore, the Commission finds that ELL may earn a rate of return on its capital investment in the SPE equal to the rate of interest payable on the longest maturity tranche of the investment recovery bonds, to be paid by means of periodic distributions from the SPE funded solely by the income earned thereon through investment by the indenture trustee in eligible investments and by any deficiency being collected through the true-up adjustments, and further any actual earnings in excess of that rate will be credited to customers.  The Commission finds that ELL should be permitted to recover its ongoing financing costs, as ELL requests, in accordance with the terms of this Financing Order.

III.           FINDINGS OF FACT

A.           Identification and Procedure

1.	Identification of Applicant and Application

1.
ELL is a Texas limited liability company duly authorized and qualified to do and doing business in the State of Louisiana, created and organized for the purposes, among others, of manufacturing, generating, transmitting, distributing, and selling electricity for power, lighting, heating and other such uses, and is engaged in the business thereof in forty three of the sixty-four parishes of the State of Louisiana.  ELL furnishes retail electric service to approximately 667,000 customers of whom approximately 643,000 are subject to the jurisdiction of the Commission.  ELL owns a transmission system comprised of approximately 2,600 miles and associated facilities by which it provides transmission service pursuant to the open access transmission tariff maintained by Entergy Services Inc., its service company affiliate, on file with Federal Energy Regulatory Commission.

2.	ELL is an indirect wholly-owned subsidiary of Entergy Corporation, a Delaware corporation.

2.	Procedural History

3.
On October 27, 2009, ELL filed with the Commission its Application of Entergy Louisiana, LLC for Approval to Recover the Costs of the Little Gypsy Unit 3 Repowering Project in Retail Rates, which was docketed in LPSC Docket No. U-30192.

4.	The following parties intervened in the Phase III of Docket No. U-30192: Marathon Oil Company, the Louisiana Energy Users Group, Occidental Chemical Corporation, and ArcelorMittal LaPlace LLC.

5.
On April 13, 2011, ELL filed its Original Securitization Application for a financing order under Act 988 to securitize and to cause investment recovery bonds to be issued in an aggregate principal amount, equal to the sum of: (a)  $200,000,000.00 of investment recovery costs pursuant to the Quantification Order, plus approximately $2.7 million of carrying costs between March 31, 2011, through the projected issuance date of the investment recovery bonds of August 1, 2011 calculated at a 4% annual rate, plus (b) up-front financing costs, plus the cost of credit enhancements and other mechanisms designed to promote the credit quality and marketability of the investment recovery bonds (including original issue discount), if any, plus or minus (c) any adjustment, pursuant to the Issuance Advice Letter, to reflect any change in carrying costs necessary to account for the number of days either less than or greater than assumed in the calculation based on the projected issuance date for the investment recovery bonds of August 1, 2011, including (if applicable) carrying costs subsequent to September 30, 2011, calculated from September 30, 2011, to the actual issuance date of the investment recovery bonds at a 6.59% annual rate.  The Original Securitization Application was docketed in LPSC Docket No. U-31894.

6.
On April 20, 2011, the Staff of the Commission, ELL, and the intervenors listed in Finding of Fact Paragraph 4 filed a Proposed Uncontested Stipulated Settlement that, subject to approval by the Commission, resolved all issues in Phase III of Docket No. U-30192.  The resolved issues include the cancellation of the Project, the establishment of the quantification of the prudently incurred and recoverable cancellation costs, the level(s) at which carrying costs may be accrued on a going forward basis, the appropriate allocation of the recoverable cancellation costs among ELL’s customer classes and customers, and, subject to the issuance of this Financing Order, the framework for the securitization of the recoverable cancellation costs.

7.
On June 1, 2011, the Commission issued the Quantification Order (concluding Phase III of Docket No. U-30192) approving that April 20, 2011 stipulated settlement and determining that ELL is entitled to recover $200,000,000.00 of investment recovery costs.

8.
On June 3, 2011, the Staff of the Commission, ELL, and the intervenors listed in Finding of Fact Paragraph 4 filed a Proposed Uncontested Stipulated Settlement that, subject to approval by the Commission, would resolve all issues in this docket.  The resolved issues include authorization of securitization and issues related to the issuance of this Financing Order, issues related to the approval of the upfront bond issuance costs, and issues related to the approval of Rider SLGR (as defined below in Finding of Fact Paragraph 74) and Rider SLGO.

9.
On June 24, 2011, the Commission issued the Prior Orders (Order No. U-31894 and Order No. U-31894-A), in this Docket No. U-31894 approving the Original Securitization Application and its proposed Financing Order as finalized for approval.

10.
On July 21, 2011, ELL filed its Securitization Application for re-approval and re-issuance of the Prior Orders in a single order, for the reason discussed above pertaining to a technical error in the publication of the legal notices relating to the Original Securitization Application.

11.
The Commission has exercised its discretion pursuant to Rule 51 of the LPSC Rules of Practice and Procedure to consider direct re-approval and re-issuance of the Prior Orders in a single order through the issuance of this Financing Order.

B.           Financing Costs and Amount to be Securitized

1.	Investment Recovery Costs

12.	Investment recovery costs are defined by Section 1252(11) to include costs incurred by ELL associated with the cancelled construction of electric generating facilities.

13.
Pursuant to the Quantification Order, the Commission determined that ELL has incurred recoverable investment recovery costs in the aggregate amount of $200,000,000.  These costs constitute investment recovery costs under Act 988 and are eligible for recovery pursuant to this Financing Order.

14.
ELL has proposed securitizing the gross cancellation costs before any reduction for the returns on the deferred tax benefits associated with the recoverable costs or any subsequently-determined benefits of cancellation (such as salvage in excess of that known at February 1, 2011).  The securitization offsets flowed through to customers shall include the following:

(a)                The returns on the deferred tax benefits associated with the recoverable investment recovery costs. The returns shall be based on a rate of 11.51% for the entirety of the recovery period to be adjusted to reflect changes in the composite tax rate from that in effect at the time the tax deduction was taken. The amount of deferred taxes shall be equal to the recoverable investment recovery costs (including carrying charges) set forth in Finding of Fact Paragraph 5 minus $16,558,000 times the composite tax rate in effect when the deduction is taken. The returns shall be based on the average annual balance of deferred taxes.

(b)       Plus any subsequently-determined benefits of cancellation, such as salvage, sales tax refunds, etc. in excess of that known at February 1, 2011.

(c)       Less an amount to reflect the fact that the deferred taxes to be amortized are less than the current tax liability associated with the recovery of the principal amount of the securitization investment recovery bonds. The total amount is to be equal to $16,558,000 times the tax rate (38.48%) divided by one minus the tax rate (61.52%) times 97.6%, which produces $10,108,261. The annual amount of $1,010,826 is equal to the total amount divided by an estimated ten year average term of the securitization investment recovery bonds. The actual annual amount shall be based on the actual average term of the securitization investment recovery bonds and the composite tax rate in effect each year during the repayment period.

(d)       Plus a levelized annual amount based on the following inputs: Principal amount equal to the securitized amount (being the approved gross (before tax) recoverable costs plus carrying charges plus the approved up-front financing costs) times 2.4%; carrying cost rate equal to the overall rate of return of 8.36%; and, the period equal to the average term of the securitization investment recovery bonds. This amount shall be calculated based on the actual securitized costs and remain constant over the entirety of the recovery period of the investment recovery bonds.

(e)       To the extent that the composite federal/state income tax rate changes, any excess (or shortfall) in the jurisdictional portion of deferred income taxes created by such tax rate change, will be returned to (or recovered from) ratepayers over the remaining term of the bond repayment period.

ELL has proposed that the benefits associated with the return on deferred taxes and any other benefits or savings associated with cancellation (such as additional salvage income) inure to the benefit of customers, dollar for dollar, by being reflected in Rider SLGO in a manner consistent with the Quantification Order and the illustrative calculation incorporated on page 2 of Appendix A of the Quantification Order.  Any associated accumulated deferred federal income tax benefits will flow through to ELL’s LPSC-jurisdictional customers by means of Rider SLGO.  ELL’s proposal is appropriate and should be approved.

2.	Up-front and Ongoing Financing Costs

15.
Up-front financing costs are those that will be incurred in advance of, or in connection with, the issuance of the investment recovery bonds, and will be recovered or reimbursed from investment recovery bond proceeds except as otherwise provided in this Financing Order.  Consistent with Section 1252(5)(c), up-front financing costs include, without limitation, underwriting costs (fees and expenses), rating agency fees, costs of obtaining additional credit enhancements (if any), costs of entering into swap and hedge transactions (if any), fees and expenses of ELL’s legal advisors, fees and expenses of the financial advisor to ELL, SEC registration fees, original issue discount, external servicing costs, fees and expenses of the Commission’s financial advisor(s), legal advisor and regulatory consultants (in connection with securitization), fees and expenses of the trustee and its counsel (if any), servicer set-up costs, printing and filing costs, set-up costs relating to the SPE, non-legal securitization proceeding costs and expenses of ELL and miscellaneous administrative costs.

16.
Ongoing financing costs are those that will be incurred annually to support and service the investment recovery bonds after issuance, and will be recovered or paid from investment recovery charges.  Consistent with Section 1252(5)(c), the ongoing financing costs include, among other costs, servicing fees, administrative fees, fees and expenses of the trustee and its counsel (if any), external accountants’ fees, external legal fees, ongoing costs of additional credit enhancement (if any), costs of swaps and hedges (if any), independent manager’s fees, rating agency fees, printing and filing costs, true-up administration fees, fees and expenses of ELL’s and the Issuer’s (SPE’s) counsel, and other miscellaneous costs.  Other than the servicing fee (which will cover servicing costs, other than costs for external accounting and legal services required to comply with SEC reporting requirements), the ongoing costs that will be incurred in connection with a financing under Act 988 are outside the control of ELL, since ELL cannot control the administrative, legal and other fees to be incurred by other parties on an ongoing basis.  However, the Commission will have control over some of these ongoing costs through the Issuance Advice Letter process.

17.
The actual up-front financing costs and certain ongoing financing costs will not be known until on or about the date the investment recovery bonds are issued; other up-front and ongoing financing costs may not be known until such costs are incurred.

18.
ELL has provided estimates of up-front financing costs totaling approximately $3,426,027.00 in Appendix C, plus the cost of credit enhancements and other mechanisms designed to promote the credit quality and marketability of the investment recovery bonds (including original issue discount), if any.  ELL has also provided in Appendix C estimates of ongoing financing costs for the first year following the issuance of the investment recovery bonds to be approximately $405,000.00 (exclusive of the servicing fee) if ELL is the servicer.  ELL shall update the up-front financing costs and ongoing financing costs prior to the pricing of any series of investment recovery bonds pursuant to the Issuance Advice Letter.

19.
Within 90 days of the issuance of the investment recovery bonds, ELL will submit to the Commission a final accounting of its up-front financing costs.  If the actual up-front financing costs are less than the up-front financing costs included in the principal amount financed, the periodic billing requirement for the first semi-annual true-up adjustment shall be reduced by the amount of such unused funds (together with income earned thereon through investment by the trustee in eligible investments) and such unused funds (together with income earned thereon through investment by the trustee in eligible investments) shall be available for payment of debt service on the bond payment date next succeeding such true-up adjustment.  The ELL-controlled up-front financing costs shall be subject to a cap and shall not exceed in the financed amount $3,426,027.00 (which includes a contingency of $36,749.00).  If the actual ELL-controlled up-front financing costs exceed that capped amount, ELL retains the right to seek additional amounts through Rider SLGO subject to approval of the Commission.  The Commission staff and other parties to this docket retain the right to oppose any such request.  The other non-ELL-controlled Commission approved costs (up-front and ongoing) charged to ELL related to this investment recovery bonds financing will be included in Rider SLGO, and such initial up-front costs will be amortized over a three year period.

3.	Adjustments to Carrying Costs Included in the Amount Financed

20.
In its testimony, exhibits, and schedules, ELL properly calculated the amount of carrying costs.  ELL has proposed that if the investment recovery bonds are issued on a date other than August 1, 2011, ELL shall account for the difference in carrying costs resulting therefrom through the Issuance Advice Letter process.  ELL’s proposal is appropriate and is approved.

4.	Amount to be Securitized

21.
ELL should be authorized to cause investment recovery bonds to be issued by its SPE in an aggregate principal amount of approximately $206,100,000.00, equal to the sum of: (a)  $200,000,000 of investment recovery costs pursuant to the Quantification Order, plus approximately $2.7 million of carrying costs between March 31, 2011, through the projected issuance date of the investment recovery bonds of August 1, 2011 calculated at a 4% annual rate, plus (b) up-front financing costs, which (subject to Finding of Fact Paragraph 19) are capped and are not to exceed in the financed amount $3,426,027.00 (which includes a contingency of $36,749.00), plus (i) the cost of credit enhancements and other mechanisms designed to promote the credit quality and marketability of the investment recovery bonds (including original issue discount), if any, plus or minus (c) any adjustment, pursuant to the Issuance Advice Letter, to reflect any change in carrying costs necessary to account for the number of days either less or greater than assumed in the calculation based on the projected issuance date for the investment recovery bonds of August 1, 2011, including (if applicable) carrying costs subsequent to September 30, 2011, calculated from September 30, 2011, to the actual issuance date of the investment recovery bonds at a 6.59% annual rate.  The total principal amount of the investment recovery bonds so issued will be fixed in the Issuance Advice Letter process, consistent with this Financing Order.

5.	Designee Appointment; Issuance Advice Letter Approval Process

22.
Because the actual structure and pricing of the investment recovery bonds and the precise amounts of up-front and ongoing financing costs will not be known at the time that this Financing Order is issued, ELL has proposed a process by which the terms of the investment recovery bonds can be reviewed by Commission staff, its advisors and the Commission designee as they are developed and finalized and by which the final transaction terms and costs can be approved.

23.
ELL has requested that the Commission appoint a designee (the “Designee”) who is authorized to approve the final terms and structure of the transaction as set forth in the final Issuance Advice Letter.  The Designee’s approval of such Issuance Advice Letter will be final and incontestable, without need of further action by the Commission.  The Designee shall approve the final structure, terms and pricing of the transaction if he or she determines, based upon the advice of the Commission’s staff, financial advisor and/or legal counsel, that (i) the final structure, terms and pricing of the investment recovery bonds in the Issuance Advice Letter are consistent with the criteria established in the Financing Order and (ii) the mathematical calculations are accurate.  We find that the appointment of a Designee is a reasonable method to protect customers and to assure ELL and the investing public that all approvals in connection with the issuance of the investment recovery bonds have been obtained.  The Commission Executive Secretary Eve Kahao Gonzalez, or in her absence Commission Chairman James M. Field, is appointed as Designee.

24.
Following the determination of the final terms and structure of the investment recovery bonds and prior to the issuance of such bonds, ELL must file with the Commission for each series of bonds issued, and no later than twenty-four hours after the pricing of that series of bonds, an Issuance Advice Letter.  The Issuance Advice Letter will include the estimated total up-front financing costs of the investment recovery bonds, the estimated ongoing financing costs of administering and supporting the investment recovery bonds, the required principal amount of the bonds, as well as the bond structure and terms and the interest rates on the investment recovery bonds.  If the actual up-front financing costs are less than the up-front financing costs included in the principal amount securitized, the periodic billing requirement for the first semi-annual true-up adjustment shall be reduced by the amount of such unused funds (together with interest earned thereon through investment by the indenture trustee in eligible investments) and such unused funds (together with interest earned thereon through investment by the indenture trustee in eligible investments) shall be available for payment of debt service on the bond payment date next succeeding such true-up adjustment.  If the actual up-front financing costs are more than the up-front financing costs included in the amount financed, ELL may seek recovery in accordance with Finding of Fact Paragraph 19.  The Issuance Advice Letter will be completed to report the actual dollar amount of the initial investment recovery charges and other information specific to the investment recovery bonds to be issued.  The Issuance Advice Letter shall be provided substantially in the form of Appendix A to this Financing Order.

25.
ELL will submit a draft Issuance Advice Letter to the Commission staff for review no later than two weeks prior to the expected date of initial marketing of the investment recovery bonds.  Within one week after receipt of the draft Issuance Advice Letter, Commission staff will provide to ELL any comments that staff may have regarding the adequacy of the information provided, in comparison to the required elements of the Issuance Advice Letter.

26.	A second draft Issuance Advice Letter shall be submitted to the Commission staff within 48 hours before the pricing of the investment recovery bonds.

27.
A final Issuance Advice Letter shall be submitted to the Commission staff within 24 hours after the pricing of the investment recovery bonds, which shall contain certificates from ELL and its bookrunning underwriters that include certification that the structuring and pricing of the bonds complies with the terms of this Financing Order.

28.
The Commission staff, the Designee and the Commission advisors shall provide prompt input to ELL on Issuance Advice Letter filings so that any potential objections or issues regarding the information provided, including but not limited to the structuring and pricing of the investment recovery bonds, can be addressed as soon as practicable.  The Commission acknowledges that the rejection of any pricing of the bonds after an underwriting agreement is executed could have adverse consequences to ELL in its future financing activities.

29.
The completion and filing of an Issuance Advice Letter in the form of the Issuance Advice Letter attached as Appendix A, is necessary to ensure that any securitization actually undertaken by ELL complies with the terms of this Financing Order.

30.
Within 24 hours of receipt of the final Issuance Advice Letter, the Designee shall either (a) approve the transaction by executing a Concurrence and delivering a copy to ELL, which Concurrence shall (i) evidence the final, binding and irrevocable approval by the Commission of the structure, terms and pricing of the investment recovery bonds and all related documents and security as consistent with the criteria established in the Financing Order and (ii) confirm the mathematical accuracy of the calculations in the Issuance Advice Letter, or (b) reject the Issuance Advice Letter and state the reasons therefore.  The Designee shall approve the transaction using the form of Concurrence attached as Attachment 6 to the Issuance Advice Letter.  A change in market conditions from the date and time of the actual pricing of the investment recovery bonds shall not constitute grounds for rejecting the Issuance Advice Letter.

31.
The Designee’s approval of the Issuance Advice Letter shall be final, irrevocable and incontestable.  The Designee’s approval of the Issuance Advice Letter shall, pursuant to the Commission’s authority under this Financing Order and without the need for further action by the Commission, constitute the affirmative and conclusive authorization for ELL and the SPE to execute the issuance of the investment recovery bonds on the terms set forth in the Issuance Advice Letter.

6.	Customer Benefits

32.
Act 988 permits the Commission to consider whether the proposed structuring, expected pricing, and financing costs of the investment recovery bonds are reasonably expected to result in lower overall costs or would avoid or mitigate rate impacts to customers as compared with traditional methods of financing or recovering investment recovery costs.  The primary benefits of the proposed structure arise from replacing traditional debt and equity of the utility with highly rated debt.  In this proceeding, ELL’s financial analysis and testimony shows that the financing as proposed by ELL will produce a significant benefit to customers on a net present value basis as compared to traditional methods of financing or recovering utility investment recovery costs.  Even if interest rates increase before the issuance of the investment recovery bonds (from the base-case assumption of 3.22% to a level as high as 7.0%), the benefit for customers will remain significant (an estimated $26.2 million on a net present value basis for ELL).  We find these benefits are reasonably expected to result in lower overall costs or would mitigate rate impacts to customers as compared to traditional methods of utility financing or recovering investment recovery costs so long as the weighted averaged interest rate on all of the tranches of the investment recovery bonds is less than 7.0%.

33.
Act 988 recognizes that this securitization financing is a valid public purpose.  The Commission acknowledges that the lower interest rate obtainable on the investment recovery bonds requires that the Commission’s obligations under this Financing Order be direct, irrevocable, unconditional and legally enforceable against the Commission.

C.           Structure of the Proposed Financing

1.	The Special Purpose Entity (The SPE)

34.
For purposes of this securitization, ELL will create the SPE, a special purpose investment recovery funding entity which will, per Section 1253(D)(2), be a Louisiana limited liability company with ELL as its sole member.  The SPE will be formed for the limited purpose of acquiring investment recovery property (which could include, if the transaction documents so permit, any investment recovery property authorized by the Commission in a subsequent financing order), issuing investment recovery bonds in one or more series and in one or more tranches for each series (which could include investment recovery bonds authorized by the Commission in a subsequent financing order), and performing other activities relating thereto or otherwise authorized by this Financing Order.  The SPE will not be permitted to engage in any other activities and will have no assets other than investment recovery property and related assets to support its obligations under the investment recovery bonds.  Obligations relating to the investment recovery bonds will be the SPE’s only significant liabilities.  These restrictions on the activities of the SPE and restrictions on the ability of ELL to take action on the SPE’s behalf are imposed to achieve the objective of ensuring that the SPE will be bankruptcy remote and not affected by a bankruptcy of ELL.  The SPE will be managed by a board of managers with rights and duties similar to those of a board of directors of a corporation.  As long as the investment recovery bonds remain outstanding, the SPE will have at least one independent manager with no organizational affiliation with ELL other than acting as independent managers for any other bankruptcy-remote subsidiary of ELL or its affiliates.  The SPE will not be permitted to amend the provisions of the organizational documents that ensure bankruptcy-remoteness of the SPE without the affirmative vote of a majority of its managers, which vote must include the affirmative vote of all the independent managers.  Similarly, the SPE will not be permitted to institute bankruptcy or insolvency proceedings or to consent to the institution of bankruptcy or insolvency proceedings against it, or to dissolve, liquidate, consolidate, convert, or merge without the prior unanimous consent of its managers. 18  Other restrictions to ensure bankruptcy-remoteness may also be included in the organizational documents of the SPE as required by the rating agencies.  In addition, the Commission will waive any rights it may have to rescind this Financing Order under La. R.S. 12:1308.2(E) if the SPE becomes delinquent in filing its annual report required under La. R.S. 12:1308.1.  ELL may create more than one SPE, in which event the rights, structure and restrictions described in this Financing Order with respect to the SPE would be applicable to each such issuer of investment recovery bonds to the extent of the investment recovery property sold to it and the investment recovery bonds issued by it.

35.
The initial capital of the SPE will be a nominal amount of $100.  Concurrently with the issuance of the bonds, not less than 0.5% of the original principal amount of each series of investment recovery bonds will be invested by ELL in the SPE.  Adequate funding of the SPE will minimize the possibility that ELL would have to extend funds to the SPE in a manner that could jeopardize the bankruptcy remoteness of the SPE, and is a factor in treating the financing as a borrowing by ELL for federal income tax purposes.  A sufficient level of capital is necessary to minimize the risk that the SPE would not be treated as bankruptcy remote from ELL and, therefore, assist in achieving the lowest reasonable cost to customers for the investments’ damage.

36.
The use and proposed structure of the SPE and the limitations related to its organization and management are necessary to minimize risks related to the proposed securitization transaction and to minimize the investment recovery charges.  Therefore, the use and proposed structure of the SPE should be approved.  The Commission will not exercise any authority to approve or not approve any independent manager of the SPE selected by ELL.

2.	Structure and Documents

37.
The SPE will issue investment recovery bonds in one or more series, and in one or more tranches for each series, in an aggregate amount not to exceed the principal amount approved by this Financing Order and will pledge to the indenture trustee, as collateral for payment of the investment recovery bonds, the investment recovery property, including the SPE’s right to receive the investment recovery charges as and when collected, and certain other collateral described in ELL’s Securitization Application.

38.
Concurrent with the issuance of any of the investment recovery bonds, ELL will transfer to the SPE all of ELL’s rights under this Financing Order, including rights to impose, collect, and receive investment recovery charges approved in this Financing Order, except ELL’s right to seek to recover certain remaining up-front financing costs through Rider SLGO under Ordering Paragraph 3 (the “ELL Retained Rights”).  This transfer will be structured so that it will qualify as a true sale within the meaning of Section 1255(1).  By virtue of the transfer, the SPE will acquire all of the right, title, and interest of ELL in the investment recovery property arising under this Financing Order.

39.
The payment of the investment recovery charges authorized by this Financing Order will be at all times sufficient to pay the principal of and interest on the bonds, together with related financing costs.  The investment recovery bonds will be issued pursuant to the indenture administered by the indenture trustee.  The indenture will include provisions for a collection account for each series and subaccounts for the collection and administration of the investment recovery charges and payment or funding of the principal and interest on the investment recovery bonds and other financing costs in connection with the investment recovery bonds, as described in ELL’s Securitization Application.  Any investment recovery charge revenues not required for the current payment of principal and interest due on the bonds, together with related financing costs, including but not limited to the funding of any overcollateralization or reserve account, will be available to pay such amounts in a future period.

40.
ELL will prepare a proposed form of an Indenture, a Limited Liability Company Operating Agreement (for the SPE), a Purchase and Sale Agreement, an Administration Agreement, and a Servicing Agreement, which will set out in substantial detail certain terms and conditions relating to the transaction and security structure.  Each of these documents will be reviewed and approved by the Commission’s Staff and Advisors consistent with the Issuance Advice Letter process.

41.
ELL will also prepare a proposed form of prospectus and term sheet to be used in connection with the offering and sale of the investment recovery bonds.  These offering materials will be subject to review and comment by Commission Staff and Advisors consistent with the Issuance Advice Letter process.

3.	Credit Enhancement and Arrangements to Enhance Marketability

42.	ELL has not requested approval of floating rate bonds or any hedges or swaps which might be used in connection therewith.

43.
In current market conditions, it is uncertain whether the benefits of an interest-rate swap within the investment recovery bond structure will outweigh the costs of researching and preparing the swap and result in lower investment recovery charges.

44.
An interest-rate swap within the investment recovery bond structure could expose customers to higher risks in relation to the investment recovery charges and the ability of the swap counterparty to meet its obligations.

45.	The Commission concurs that the use of floating rate debt and the associated swaps or hedges is not advantageous or cost effective for customers.

46.
The Company proposes to use additional forms of credit enhancement (including letters of credit, reserve or overcollateralization accounts, surety bonds, or guarantees) and other mechanisms designed to promote the credit quality and marketability of the investment recovery bonds if such arrangements are reasonably expected to result in net benefits to customers.  ELL also asked that the costs of any credit enhancements as well as the costs of arrangements to enhance marketability be included in the amount of up-front financing costs to be financed.  ELL should be permitted to recover the up-front financing and ongoing financing costs of credit enhancements and arrangements to enhance marketability, provided that the Commission’s financial advisor and ELL agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs.  If the use of credit enhancements or other arrangements is proposed by ELL, ELL shall provide the Commission’s financial advisor copies of all cost/benefit analyses performed by or for ELL that support the request to use such arrangements.  The cost of credit enhancements provided for herein shall not be subject to the $3,426,027.00 cap on ELL-controlled up-front financing costs.  This finding does not apply to the collection account, or its subaccounts, including any reserve account, which are otherwise approved in this Financing Order.

47.
ELL’s proposed use of credit enhancements and arrangements to enhance marketability is reasonable and should be approved if the Commission Designee determines, based upon the advice of the Commission’s financial advisor, that the enhancements or arrangements provide benefits greater than their costs.  An overcollateralization subaccount should be included and funded only if either required by the rating agencies to achieve the highest credit rating or if the Commission’s financial adviser and Commission Staff concur that the benefits are expected to outweigh the costs.

4.	Investment Recovery Property

48.	Pursuant to Section 1252(12), the investment recovery property consists of the following:

(1)
the rights and interests of ELL or the successor or assignee of ELL under this Financing Order, including the right to impose, bill, charge, collect, and receive investment recovery charges authorized in this Financing Order and to obtain periodic adjustments to such charges as are provided in this Financing Order, except for the ELL Retained Rights, and

(2)
all revenues, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in the first numbered bullet of this Paragraph, regardless of whether such revenues, collections, claims, rights to payment, payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money, or proceeds.

The investment recovery property does not include ELL’s rights and obligations under the investment recovery bonds transaction documents, such as the Servicing Agreement and the Administration Agreement.

49.
As of the effective date of this Financing Order, there is created and established for the benefit of ELL investment recovery property, which, pursuant to Section 1254(A) and Section 1255(3) is incorporeal movable property in the form of a vested contract right and is a contractual obligation of irrevocability by the Commission in favor of ELL, its transferees and other financing parties.

50.
Pursuant to Section 1254(B), the investment recovery property created by this Financing Order will continue to exist until the investment recovery bonds issued pursuant to this Financing Order are paid in full and all financing costs of the bonds have been recovered in full.

51.
Investment recovery property and all other collateral will be held (in pledge) and administered by the indenture trustee pursuant to the indenture, as described in ELL’s Securitization Application.  This proposal will help ensure the desired highest credit ratings and therefore lower investment recovery charges and should be approved.

5.	Servicer and the Servicing Agreement

52.
ELL will execute a servicing agreement with the SPE.  The servicing agreement may be amended, renewed or replaced by another servicing agreement.  ELL will be the initial servicer but may be succeeded as servicer by another entity under certain circumstances detailed in the servicing agreement.  Pursuant to the servicing agreement, the servicer is required, among other things, to impose and collect the applicable investment recovery charges for the benefit and account of the SPE or its assigns or pledgees, to make the periodic true-up adjustments of investment recovery charges required or allowed by this Financing Order, and to account for and remit the applicable investment recovery charges to or for the account of the SPE or its assigns or pledgees in accordance with the remittance procedures contained in the servicing agreement without any charge, deduction or surcharge of any kind (other than the servicing fee specified in the servicing agreement).  Under the terms of the servicing agreement, if any servicer fails to perform its servicing obligations in any material respect, the indenture trustee acting under the indenture to be entered into in connection with the issuance of the investment recovery bonds, or the indenture trustee’s designee, may, or, upon the instruction of the requisite percentage of holders of the outstanding amount of investment recovery bonds, shall appoint an alternate party to replace the defaulting servicer, in which case the replacement servicer will perform the obligations of the servicer under the servicing agreement.  The obligations of the servicer under the servicing agreement and the circumstances under which an alternate servicer may be appointed are more fully described in the servicing agreement.  The rights of the SPE under the servicing agreement will be included in the collateral pledged by the SPE to the indenture trustee under the indenture for the benefit of holders of the investment recovery bonds.  In the event that there is more than one ELL-related issuer of investment recovery bonds (i.e., more than one SPE, as noted in Finding of Fact Paragraph 34 above), ELL may act as initial servicer under a servicing agreement with each such issuer.

53.	The servicer shall remit investment recovery charges to the SPE or the indenture trustee each servicer business day according to the methodology described in the servicing agreement.

54.
The servicer will be entitled to an annual servicing fee fixed at $145,000.00 (inclusive of costs, except as provided in the next sentence).  In addition, ELL, as initial servicer, shall be entitled to receive reimbursement for its out-of-pocket costs for external accounting and legal services to the extent external accounting and legal services are required to comply with SEC reporting requirements.  The Commission approves the servicing fee as described herein.  The Commission also approves, in the event of a default by the initial servicer resulting in the appointment of a successor servicer, a higher annual servicing fee of up to 0.60% of the initial principal balance of the investment recovery bonds unless ELL can reasonably demonstrate to the Commission that the services cannot be obtained at that compensation level under the market conditions at that time.  In addition to the servicing fee, ELL will be entitled to an annual administration fee fixed at $100,000.00 for providing administrative and support services to the SPE.  The Commission approves the fixed annual administration fee as described herein.

55.
The obligations to continue to provide service and to collect and account for investment recovery charges will be binding upon ELL and any other entity that provides transmission and distribution electric services or, in the event that transmission and distribution electric services are not provided by a single entity, any other entity providing electric distribution services to ELL’s LPSC-jurisdictional customers.  The Commission will enforce the obligations imposed by this Financing Order, its applicable substantive rules, and statutory provisions.

56.
To the extent that any interest in the investment recovery property created by this Financing Order is assigned, sold or transferred to an assignee, such as the SPE, or a successor, ELL will enter into a contract with that assignee or successor that will require ELL (or its successor under such contract) to continue to operate ELL’s electric transmission and distribution system providing service to ELL’s LPSC-jurisdictional customers (or, if by law, ELL or its successor is no longer required to own and/or operate both the transmission and distribution systems, then ELL’s distribution system).

57.
No provision of this order shall prohibit ELL from selling, assigning or otherwise divesting any of its transmission or distribution system or any facilities providing service to ELL’s LPSC-jurisdictional customers, by any method whatsoever, including those specified in Ordering Paragraph 55 pursuant to which an entity becomes a successor, so long as the entities acquiring such system or portion thereof agree to continue operating the facilities to provide service to LPSC-jurisdictional customers.

58.
The servicing agreement described in Findings of Fact Paragraphs 52 through 57 is reasonable, will reduce risk associated with the proposed financing and should, therefore, result in lower investment recovery charges and greater benefits to customers and should be approved.

6.	Investment Recovery Bonds

59.
The scheduled final maturity date of any series of investment recovery bonds is not expected to exceed 10 years from the date of issuance of such series.  The legal final maturity date of any series of investment recovery bonds will not be more than two years after the scheduled final maturity date.  The scheduled and legal final maturity date of each series and tranche within a series and amounts in each series will be finally determined by ELL, consistent with market conditions and indications of the rating agencies, at the time the investment recovery bonds are priced, but subject to ELL’s compliance with the Issuance Advice Letter process.  Pursuant to Section 1253(E), but subject to the limitations set forth in this Financing Order, ELL will retain sole discretion regarding whether or when to assign, sell, or otherwise transfer any rights arising under this Financing Order, or to cause the issuance of any investment recovery bonds authorized in this Financing Order, subject to consultation with the Commission financial advisor and Commission staff as part of the Issuance Advice Letter process.  The SPE will issue the investment recovery bonds no earlier than the third business day after pricing of the investment recovery bonds.

60.
The Commission finds that the proposed transaction structure, subject to rating agency requirements and to further modification in accordance with the true-up mechanism approved in this Financing Order, is in the public interest and should be used.  The investment recovery bonds’ amortization schedule is designed to provide for relatively level annual debt service and revenue requirements each year over the life of the investment recovery bonds.

7.	Security for Investment Recovery Bonds

61.
The payment of the investment recovery bonds and related charges authorized by this Financing Order is to be secured by the investment recovery property created by this Financing Order and by certain other collateral as described in the Securitization Application.  The investment recovery bonds will be issued pursuant to the indenture administered by the indenture trustee.  The indenture will include provisions for a collection account for each series and subaccounts for the collection and administration of the investment recovery charges and payment or funding of the principal and interest on the investment recovery bonds and other costs, including fees and expenses, in connection with the investment recovery bonds, as described in ELL’s Securitization Application.  Pursuant to the indenture, the SPE will establish a collection account as a trust account to be held by the indenture trustee as collateral to ensure the payment of the principal, interest, and other costs approved in this Financing Order related to the investment recovery bonds in full and on a timely basis.  The collection account will include the general subaccount, the capital subaccount, and the excess funds subaccount, and may include other subaccounts.  A form of the indenture will be filed with the Commission, as described in Finding of Fact Paragraph 40.

62.
The indenture trustee will deposit the investment recovery charge remittances that the servicer remits to the indenture trustee for the account of the SPE into one or more segregated trust accounts and allocate the amount of those remittances to the general subaccount.  The indenture trustee will on a periodic basis apply monies in this subaccount to pay expenses of the SPE, to pay principal and interest on the investment recovery bonds, and to meet the funding requirements of the other subaccounts.  The funds in the general subaccount will be invested by the indenture trustee as provided in the indenture, and such funds (including, to the extent necessary, investment earnings) will be applied by the indenture trustee to pay principal and interest on the investment recovery bonds and all other components of the Periodic Payment Requirement (“PPR”) (as defined in Finding of Fact Paragraph 75), and otherwise in accordance with the terms of the indenture.

63.
When a series of investment recovery bonds is issued, ELL will make a capital investment to the SPE for that series, which the SPE will deposit into the capital subaccount.  The amount of the capital investment will be not less than 0.5% of the original principal amount of each series of investment recovery bonds.  The capital subaccount will serve as collateral to ensure timely payment of principal and interest on the investment recovery bonds and all other components of the PPR.  The funds in this subaccount will be invested by the indenture trustee as provided in the indenture.  Any amounts in the capital subaccount will be available to be used by the indenture trustee to pay principal and interest on the investment recovery bonds and all other components of the PPR if necessary due to a shortfall in investment recovery charge collections.  Any funds drawn from the capital account to pay these amounts due to a shortfall in the investment recovery charge collections will be replenished through future investment recovery charge remittances.  Upon payment of the principal amount of all investment recovery bonds and the discharge of all obligations that may be paid by use of investment recovery charges, all amounts in the capital subaccount will be released to the SPE for payment to ELL.

64.
The capital investment to the SPE will be funded by ELL.  Proceeds from the sale of the investment recovery bonds will not be used to offset the amount of the capital contribution.  Furthermore, the Commission finds that ELL may earn a rate of return on its capital investment in the SPE equal to the rate of interest payable on the longest maturity tranche of the investment recovery bonds, to be paid by means of periodic distributions from the SPE funded solely by the income earned thereon through investment by the indenture trustee in eligible investments and by any deficiency being collected through the true-up adjustments, and further any actual earnings in excess of that rate will be credited to customers.

65.
The excess funds subaccount will hold any investment recovery charge remittances and investment earnings on the collection account in excess of the amounts needed to pay current principal and interest on the investment recovery bonds and to pay other PPRs (including, but not limited to, replenishing the capital subaccount).  Any balance in or allocated to the excess funds subaccount on a true-up adjustment date will be subtracted from the Periodic Billing Requirement (“PBR”) (as defined in Finding of Fact Paragraph 76) for purposes of the true-up adjustment.  The money in this subaccount will be invested by the indenture trustee as provided in the indenture, and such money (including investment earnings thereon) will be used by the indenture trustee to pay principal and interest on the investment recovery bonds and other PPRs.

66.
Other credit enhancements in the form of subaccounts may be utilized for the transaction if such enhancements provide benefits greater than their tangible and intangible costs and are approved pursuant to the Issuance Advice Letter process.  Such credit enhancements are not subject to the $3,426,047.00 cap on ELL-controlled up-front financing costs.

8.	General Provisions

67.
The collection account and the subaccounts described above are intended to provide for full and timely payment of scheduled principal and interest on the investment recovery bonds and all other components of the PPR.  If the amount of investment recovery charges remitted to the general subaccount is insufficient to make all scheduled payments of principal and interest on the investment recovery bonds and to make payment on all of the other components of the PPR, the excess funds subaccount and the capital subaccount will be drawn down, in that order, to make those payments.  Any reduction or deficiency in the capital subaccount due to such withdrawals must be replenished to the capital subaccount on a periodic basis through the true-up process.  In addition to the foregoing, there may be such additional accounts and subaccounts as are necessary to segregate amounts received from various sources, or to be used for specified purposes.  Such accounts will be administered and utilized as set forth in the servicing agreement and the indenture.  Upon the maturity of the investment recovery bonds and the discharge of all obligations in respect thereof, remaining amounts in the collection account, other than amounts that were in the capital subaccount, will be released to the SPE and equivalent amounts will be credited by ELL to customers consistent with Ordering Paragraph 31.

68.
The use of a collection account and its subaccounts in the manner proposed by ELL is reasonable, will lower risks associated with the securitization and thus lower the costs to customers, and should, therefore, be approved.

9.	Investment Recovery Charges—Imposition and Collection and Nonbypassability

69.
ELL seeks authorization to impose on and to collect from its customers, investment recovery charges in an amount sufficient to provide for the timely recovery of its costs approved in this Financing Order (including payment of principal and interest on the investment recovery bonds and financing costs related to the investment recovery bonds).  ELL seeks to impose and collect the investment recovery charges until the investment recovery bonds issued pursuant to this Financing Order are paid in full and all financing costs of the bonds have been recovered in full.  The term of the investment recovery bonds will be consistent with Finding of Fact Paragraph 59.

70.
Investment recovery charges collected pursuant to Rider SLGR and the Rider SLGO offsets to revenue will not be separately identified on bills, and instead will be combined with other base rate charges on the customer bills, except to the extent that line item billing is required by tariffs applicable to special rate customers.  The servicer shall send a written statement at least annually to all customers as provided in Ordering Paragraph 21.  ELL will work with the Commission Staff, financial advisor, bond counsel and special counsel to develop the appropriate language for and timing of these annual bill inserts.

71.
If any customer does not pay the full amount of any bill to ELL, the amount paid by the customer will be applied in the following order of priority based on the chronological order of billing: first, to any amounts due with respect to customer deposits; second, to all service charges of ELL on the bill (which does not include investment recovery charges); third, to all system restoration charges under prior orders of this Commission (on a pari passu basis); fourth to all investment recovery charges under this or future orders of this Commission (on a pari passu basis); and fifth, to additional pledges billed to the customer.  If there is more than one owner of investment recovery property, or if the sole or any owner of investment recovery property (or pledgee or pledgees) has issued multiple series of bonds, such partial collections representing investment recovery charges shall be allocated among such owners (or pledgee or pledgees), and among such series of investment recovery bonds, pro-rata based upon the amounts billed with respect to each series of investment recovery bonds, provided that late fees and charges may be allocated to the servicer as provided in the tariff.  The foregoing allocations will facilitate a proper balance between the competing claims to this source of revenue in an equitable manner.

72.
ELL, acting as servicer, and any subsequent servicer, will collect investment recovery charges from all Customers, except for the curtailable and interruptable loads associated with Large Industrial Service, Experimental Curtailment Service, and Large Industrial Power Service, as shown on Appendix B, and except as provided in the next sentence.  ELL has proposed that investment recovery charges shall not apply to: (a) customers who completely discontinue all service from ELL and who do not (i) initiate new self-generation projects after May 1, 2011, or (ii) otherwise purchase or acquire power from a third party, including but not limited to an affiliate of the customer; (b) customer load reductions for reasons other than self-generation or the purchase or acquisition of power from a third party, including but not limited to an affiliate of the customer; (c) load served by self-generation projects for which the customer had made a clear, substantial and irrevocable financial commitment prior to May 1, 2011, to install such self-generation; (d) that portion of new load that comes on-line after May 1, 2011, due to a plant expansion project(s) and that is served by new self-generation; and (e) that portion of new load created after May 1, 2011, by new plant(s) constructed in Louisiana that is served by new self-generation.  Investment recovery charges shall be nonbypassable for customers who initiate new self-generation projects after May 1, 2011, to serve load that is being served by ELL as of such date.  Investment recovery charges for any such customer who had not made a clear, substantial and irrevocable financial commitment prior to May 1, 2011, to proceed with installing self-generation shall be based on the customer’s billing determinants for the twelve months ending three months prior to the commercial in-service date of the new self-generation facility (“the base period”).  In such event, the investment recovery charges shall not apply to that portion of stand-by or maintenance power obtained for the load served by the new self-generation; however, investment recovery charges shall apply to all stand-by or maintenance power obtained for load served by new self-generation pursuant to sections (c), (d) and (e) above.  The Commission finds that such nonbypassability provision is appropriate to ensure an equitable allocation of investment recovery costs among customers and to secure the desired highest rating for the investment recovery bonds.

73.
Pursuant to Section 1252(10) and constitutional and other statutory authority, the Commission herein provides that, in the event that there is a fundamental change in the manner of regulation of public utilities, which allows third parties other than the servicer to bill and collect investment recovery charges, the investment recovery charge shall be billed, collected and remitted to the servicer in a manner that will not cause any of the then current credit ratings of the investment recovery bonds to be suspended, withdrawn or downgraded.

74.
ELL’s proposal related to imposition and collection of investment recovery charges is reasonable and is necessary to ensure collection of investment recovery charges sufficient to support recovery of the costs approved in this Financing Order and should be approved.  It is reasonable to approve the forms of Securitized Little Gypsy Recovery Rider SLGR (“Rider SLGR”) and Rider SLGO attached in Appendix B to this Financing Order and require that these tariff provisions be filed before any investment recovery bonds are issued pursuant to this Financing Order.  The investment recovery charges imposed by this Financing Order are irrevocable, binding and nonbypassable charges (to the extent provided in Act 988 and this Financing Order).

10.	Periodic Payment Requirements

75.
The Periodic Payment Requirement (“PPR”) is the required periodic payment for a given period under the investment recovery bonds.  As to be more fully specified in the bond documents, each PPR includes: (a) the principal amortization of the investment recovery bonds in accordance with the expected amortization schedule (including deficiencies of previously scheduled principal for any reason); (b) periodic interest on the investment recovery bonds (including any accrued and unpaid interest); and (c) ongoing financing costs consisting of, without limitation, any necessary replenishment of the capital subaccount, the servicing fee, rating agencies’ fees, trustee fees, legal and accounting fees, other ongoing fees and expenses, and the costs, if any, of maintaining any credit enhancements.  The initial PPR for the investment recovery bonds issued pursuant to this Financing Order should be updated in the Issuance Advice Letter.

76.
The Periodic Billing Requirement (“PBR”) represents the aggregate dollar amount of investment recovery charges that must be billed during a given period so that the investment recovery charge collections will be sufficient to meet the PPR for that period based upon: (i) forecast usage data for the period; (ii) forecast uncollectibles for the period; (iii) forecast lags in collection of billed investment recovery charges for the period; and (iv) projected collections of investment recovery charges pending the implementation of the true-up adjustment.

77.
ELL’s proposed allocation methodology of the PBR among the four investment cost recovery groups, or customer groups, as described in the Quantification Order and in the testimony of Corey A. Pettett in related Docket No. U-30192 (Phase III) is appropriate and should be approved.  Investment Cost Recovery Group 1 includes the Residential rate class.  Investment Cost Recovery Group 2 includes the Small General Service and Lighting rate classes.  Investment Cost Recovery Group 3 includes the Large General Service, Large Load High Load Factor Power Service and the firm service portion of Large Industrial Service, Large Industrial Power Service and Experimental Curtailment Service.  Investment Cost Recovery Group 4 includes Experimental Electrochemical Curtailment Service, Qualified Facility Standby Service and Special Contracted Rates.

78.
The PBR is allocated based on modified base rate revenues.  The base rate revenues are estimated for the first SLGR Revenue Period.  Those base rate revenues are then modified to include only the revenues that are applicable to Rider SLGR.  Then base rate revenues for Investment Cost Recovery Group 3 are increased by 5.6 percent.  The resulting increase in Investment Cost Recovery Group 3 base rate revenue is then subtracted from the base rate revenue of Investment Cost Recovery Group 1.  Base rate revenues remain unchanged for Investment Cost Recovery Group 2 and Investment Cost Recovery Group 4.  These modified base revenues amounts are then used to calculate a percentage allocator for each rate class.  Investment Cost Recovery Group 4 is allocated $100 per rate schedule or $300 of the PBR.  The remaining portion of the PBR is then multiplied by the percentage calculated above.  The result is the allocated PBR to each rate class.  This allocation methology is illustrated in Appendix B, and is further set forth in ordering paragraphs 6, 7, 8 and 10 of the Quantification Order.

11.	Calculation and True-Up of Investment Recovery Charges

79.
Consistent with Section 1253(C)(4), the servicer of the investment recovery bonds will make mandatory semi-annual adjustments (i.e., every six months, except for the first true-up adjustment period, which may be longer or shorter than six months, but in any event no more than nine months) to the investment recovery charges to:

(a)	correct any under-collections or over-collections (both actual and projected), for any reason, during the period preceding the next true-up adjustment date; and

(b)
to ensure the projected recovery of amounts sufficient to provide timely payment of the scheduled principal of and interest on the investment recovery bonds and all other financing costs (including any necessary replenishment of the capital subaccount) during the subsequent 12-month period (or in the case of quarterly true-up adjustments described below, the period ending the next bond payment date).

However, to the extent any investment recovery bonds remain outstanding after the scheduled maturity date of the last bond tranche or class, mandatory true-up adjustments shall be made quarterly until all bonds and associated costs are paid in full.  The Commission staff will have 15 days after the date of the true-up filing in which to confirm the mathematical accuracy of the servicer’s adjustment.  The form of true-up notice is attached as Appendix D to this Financing Order.

80.
True-up filings will be based upon the cumulative differences, regardless of the reason, between the PPR (including scheduled principal and interest payments on the investment recovery bonds and ongoing financing costs) and the amount of investment recovery charge remittances to the indenture trustee.  True-up procedures are necessary to ensure full recovery of amounts sufficient to meet on a timely basis the PPR over the scheduled life of the investment recovery bonds.  In order to assure adequate investment recovery charge revenues to fund the PPR and to avoid large over-collections and under-collections over time, the servicer will reconcile the investment recovery charges using ELL’s most recent forecast of usage, demand and base rate revenues and estimates of financing costs.  The calculation of the investment recovery charges will also reflect both a projection of uncollectible investment recovery charges and a projection of payment lags between the billing and collection of investment recovery charges based upon the servicer’s most recent experience regarding collection of investment recovery charges.

81.	The servicer will calculate the initial investment recovery charges and will make true-up adjustments in the following manner:

The forecasted base rate revenue will be estimated for the upcoming SLGR Revenue Period for each Investment Cost Recovery Group by acquiring the forecasted kWh, and applying the most recent calendar year of actual customer information to convert the forecasted kWh to base rate revenues by Investment Cost Recovery Group.

Five months prior to each PPR date, the servicer will make reconciliation true-up adjustments in the following manner:

(a)	determine the SLGR Charges from the current SLGR Period to date;

(b)	subtract the result from step (a) from the current PPR to determine the SLGR Charges that will be collected for the remainder of the SLGR Revenue Period;

(c)
add any under/over-collections from the previous SLGR Period to the result in step (b); allocate this result using the allocation method consistent with the Quantification Order, and then adjust the result for uncollectibles to develop the PBR;

(d)
divide the PBR amount for each Investment Cost Recovery Group calculated in step (c) by the forecasted base rate revenue for the remaining months in the SLGR Revenue Period to determine a SLGR Rate for each Investment Cost Recovery Group;

(e)
add the amount calculated in step (a), the SLGR Charges from the current SLGR Period to date, to the remaining estimated SLGR Charges for the current SLGR Period and the estimated SLGR Charges for the next SLGR Revenue Period;

(f)	add the current PPR to the next PPR; take that sum and subtract (e), the SLGR Charges for both PBR Periods;

(g)	add the result from step (f) to the next PPR; add any under/over-collections from the previous SLGR Period to the PPR; this is the total amount to be collected to meet the next two PPRs;

(h)
allocate the result from step (g) using the allocation method consistent with the Quantification Order and provided in Finding of Fact Paragraph 78, and then adjust the result for uncollectibles to develop the PBR;

(i)
for each Investment Cost Recovery Group divide its respective PBR amount calculated in step (h) by its respective forecasted base rate revenue from the next SLGR Revenue Period to determine the rate for each Investment Cost Recovery Group;

(j)	compare each Investment Cost Recovery Group rate from step (i) to the corresponding Investment Cost Recovery Group’s rate from step (d) and select the highest rate to create the SLGR Rates; and

(k)	file those adjusted SLGR Rates with the LPSC not less than 15 days prior to the proposed effective date.

Definitions:
•	SLGR – Securitized Little Gypsy Investment Recovery.

•
SLGR Rate(s) – SLGR Rate is expressed in the form of a percent applied to base rate revenue, as set forth in the applicable tariff.  The SLGR Rates are applied to the base rate revenue of the end-use customers served on a given rate schedule to collect the Periodic Billing Requirement allocated to that Investment Cost Recovery Group.

•
SLGR Charge(s) – Amounts billed to a customer or group of customers by ELL.  It is calculated by multiplying the applicable SLGR Rate by the base rate revenues to collect the charges related to the investment recovery bonds issued pursuant to this Financing Order.

•	SLGR Period – Time period during which the current SLGR Rates are in effect.

•	SLGR Revenue Period – Time period of revenue used to calculate the SLGR Rate.

•	PBR Period – The time period to recover a PBR.

•	Investment Cost Recovery Groups – Four groups of ELL’s customers that are developed based on the rate class under which the customer receives electric service.

82.	The method for allocating payment responsibility between Investment Cost Recovery Groups in calculating the investment recovery charges is illustrated in Appendix B.

83.
The servicer may also make interim true-up adjustments more frequently at any time during the term of the investment recovery bonds: (i) if the servicer forecasts that investment recovery charge collections will be insufficient to make all scheduled payments of principal, interest and other financing costs in respect of the investment recovery bonds during the current or next succeeding payment period and/or (ii) to replenish any draws upon the capital subaccount.  Each such interim true-up shall use the methodology identified in Findings of Fact Paragraphs 79 to 82 applicable to the semi-annual true-up.

84.
Semi-annual and quarterly true-up adjustments, if necessary, shall be filed not less than 15 days prior to the first billing cycle of the month in which the revised investment recovery charges will be in effect.

12.	Additional True-Up Provisions

85.
The true-up adjustment filing will set forth the servicer’s calculation of the true-up adjustment to the investment recovery charges.  The Commission will have 15 days after the date of a true-up adjustment filing in which to confirm the mathematical accuracy of the servicer’s adjustment.  Any true-up adjustment filed with the Commission should be effective on its proposed effective date, which shall be not less than 15 days after filing.  Any necessary corrections to the true-up adjustment, due to mathematical errors in the calculation of such adjustment or otherwise, will be made in future true-up adjustment filings.  Any interim true-up may take into account the PPR for a twelve month (instead of six month) period if required by the servicing agreement.  No error by the servicer shall affect the validity of any true-up adjustment.

86.
The true-up mechanism described in this Financing Order and contemplated by Appendix D to this Financing Order is reasonable and will reduce risks related to the investment recovery bonds, resulting in lower investment recovery charges and greater benefits to customers and should be approved.

87.
To improve the credit quality of the investment recovery bonds in light of the expected final maturity of approximately 10 years for the investment recovery bonds, the true-up methodology approved in this Financing Order requires that any under-collections or over-collections in one investment cost recovery group will be taken into account in the application of the true-up mechanism to adjust the investment recovery charge for all customers of ELL (by assigning the under-collection or over-collection to the PBR), not just the investment cost recovery group from which the under-collection or over-collection arose.  We find that this cross-collateralization methodology will enhance the credit quality of the investment recovery bonds and lower investment recovery charges.

88.
The servicer shall request Commission approval of an amendment to the true-up mechanism described herein — a Non-Standard True-Up (under such procedures as shall be proposed by the servicer and approved by the Commission at the time) — that it deems necessary or appropriate to address any material deviations between investment recovery charge collections and the PPR.  No such change shall cause any of the then-current credit ratings of the investment recovery bonds to be suspended, withdrawn or downgraded.

89.
The broad-based nature of the true-up mechanism and the pledges of the State of Louisiana and the Commission, along with the bankruptcy remoteness of the SPE and the collection account, will serve to minimize, if not effectively eliminate, for all practical purposes and circumstances, any credit risk associated with the investment recovery bonds (i.e., that sufficient funds will be available and paid to discharge all principal and interest on the investment recovery bonds as and when legally due).

13.	Commission Participation and Designee

90.
The Commission’s Designee, Staff, special counsel, bond counsel and its financial advisor (Sisung) must be allowed to see and have input roles in the documentary process; participation in the selection of underwriters and their counsel, the trustee and its counsel; participation in the rating agency process; and participation in the transactional aspects relating to the structuring, marketing and pricing of the investment recovery bonds, including advance planning and strategy sessions, road-shows, and marketing presentations.  In order to facilitate this involvement, ELL shall agree to provide for the timely flow of information and updates, hold periodic update meetings and/or conference calls, provide periodic reports from underwriters, and answer requests for confirmatory information and data.  The Staff will cooperate with ELL and its advisors to assure that the Commission’s actions are consistent with all applicable federal securities laws.

14.	Investment Recovery Bond Transaction Structure

91.	ELL has proposed a transaction structure that is expected to include (but is not limited to):

(a)	the use of the SPE as issuer of the investment recovery bonds, limiting the risks to bondholders of any adverse impact resulting from a bankruptcy proceeding of its parent or any affiliate;

(b)
the right to impose and collect investment recovery charges that are nonbypassable and which must be trued-up at least semi-annually, and more frequently under certain circumstances, in order to ensure projected recovery of amounts sufficient to provide timely payment of all financing costs;

(c)
additional collateral in the form of a collection account, which includes a capital subaccount funded in cash in an amount equal to not less than 0.5% of the original principal amount of the investment recovery bonds, and other subaccounts resulting in greater certainty of payment of interest and principal to investors, all of which are consistent with the IRS requirements to assure the desired federal income tax treatment for the investment recovery bond transaction;

(d)
protection of the holders of investment recovery bonds against potential defaults by any servicer that is responsible for billing and collecting the investment recovery charges from existing or future customers;

(e)
the treatment for federal income tax purposes to include: (i) the transfer of the rights under this Financing Order to the SPE not resulting in gross income to ELL, and the future revenues under the investment recovery charges being included in ELL’s gross income under its usual method of accounting, (ii) the issuance of the investment recovery bonds and the transfer of the proceeds of the investment recovery bonds to ELL not resulting in gross income to ELL, and (iii) the investment recovery bonds constituting borrowings of ELL;

(f)
the investment recovery bonds will be marketed using proven underwriting and marketing processes, through which market conditions and investors’ preferences, with regard to the timing of the issuance, the terms and conditions, related maturities, interest rate prices and other aspects of the structuring and pricing will be determined, evaluated and factored into the structuring and pricing of the investment recovery bonds;

(g)
a scheduled final maturity of the last tranche of investment recovery bonds that is not expected to exceed 10 years from the date of issuance of the investment recovery bonds (although the legal final maturity of the investment recovery bonds may extend to 12 years from the date of issuance of the investment recovery bonds);

(h)	substantially level total annual payment requirements, assuming various assumptions and forecasts are realized, subject to rating agency requirements and the operation of the true-up mechanism; and

(i)
participation of Commission Staff, its financial advisor (Sisung), bond counsel, and special counsel in review of all related financing documents and the structuring, marketing and pricing of the investment recovery bonds.

92.	ELL’s proposed transaction structure is consistent with Act 988 and necessary to enable the investment recovery bonds to obtain the highest possible bond credit rating and lower costs to customers.

D.           Use of Proceeds

93.
Upon the issuance of investment recovery bonds, the SPE will use the net proceeds from the sale of the bonds (after payment of up-front financing costs payable by the SPE) to pay to ELL the purchase price of ELL’s rights under this Financing Order (except the ELL Retained Rights), which are investment recovery property.

94.
The net proceeds from the sale of the investment recovery property (after payment of up-front financing costs payable by ELL) will be used by ELL as reimbursement for investment recovery costs from its general accounts.

95.
The use of proceeds from the sale of the bonds in violation of this Financing Order shall subject ELL to proceedings pursuant to applicable statutes, orders and the rules and regulations of the Commission but shall not be grounds to rescind, alter, modify or amend this Financing Order and shall not affect the validity, finality and irrevocability of this Financing Order or the investment recovery property irrevocably created hereby or the approvals of the transactions by the Designee granted by authority of this Financing Order.

[The remainder of this page is blank intentionally.]

18 Section 1253(D)(2).

IV.           CONCLUSIONS OF LAW

A.           Jurisdiction

1.	ELL is an electric utility as defined in La. R.S. 45:121 and 45:1252(4).

2.
ELL is entitled to file, and the Securitization Application constitutes, an application for a financing order pursuant to Section 1253(A).  The Securitization Application complies with the requirement in the Quantification Order that ELL file an application seeking to securitize the “Securitized Amount” approved in that Order.

3.
The Commission has jurisdiction and authority over ELL’s Securitization Application pursuant to Article 4, Section 21 of the Louisiana Constitution, Sections 1253(B) and 1261 of Act 988 and other applicable law.

4.	The Commission has authority to approve this Financing Order under Section 1253(B) and the Commission’s constitutional plenary power.

B.           Statutory Requirements

5.	Notice of ELL’s Securitization Application was provided in compliance with Article 4, Section 21(D)(1) of the Louisiana Constitution.

6.	The transaction structure proposed by ELL is consistent with Act 988.

7.
The proceeds of the investment recovery bonds approved in this Financing Order will be used to reimburse the Commission-approved investment recovery costs, and financing costs, pursuant to Section 1252(5), (9), and (11).  Pursuant to Section 1253(A), the proceeds may not be used for any other purpose.  The use of proceeds from the sale of the bonds in violation of this Financing Order shall subject ELL to proceedings pursuant to applicable statutes, orders and the rules and regulations of the Commission but shall not be grounds to rescind, alter, modify or amend this Financing Order and shall not affect the validity, finality and irrevocability of this Financing Order, or the investment recovery property irrevocably created hereby or the approvals of the transactions by the Designee granted by authority of this Financing Order.

8.	This Financing Order meets the requirements for a financing order under Act 988.

9.
Pursuant to Section 1253(C)(8), this Financing Order will remain in full force and effect and unabated notwithstanding the reorganization, bankruptcy or other insolvency proceedings, or merger or sale of ELL, its successors, or assignees.

C.           Investment Recovery Costs and Financing Costs

10.
The investment recovery costs, including carrying costs, in the amount of $200,000,000.00 identified in the Quantification Order constitute investment recovery costs under Act 988 and are eligible for recovery.

11.	The investment recovery costs include carrying costs, which are reasonable and constitute investment recovery costs under Act 988 and are eligible for recovery.

12.
The up-front financing costs described in the testimony and estimated in Appendix C, plus the cost of credit enhancements and other mechanisms designed to promote the credit quality and marketability of the investment recovery bonds (including original issue discount), if any, are reasonable and eligible for recovery under this Financing Order.

13.	The ongoing financing costs described in the testimony and estimated in Appendix C are reasonable and eligible for recovery under this Financing Order.

14.	The SPE will be an assignee as defined by Section 1252(2) when investment recovery property is transferred to the SPE pursuant to Section 1253(D)(3).

15.	The issuer, the holders of investment recovery bonds, the indenture trustee, and any collateral agent will each be a “financing party” as defined in Section 1252(7).

D.           Sale of Investment Recovery Property

16.	ELL shall transfer the investment recovery property to the SPE in accordance with Section 1253(C)(3).

17.
If and when ELL transfers its rights under this Financing Order (other than the Retained Rights) to the SPE under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the true-sale provisions of Section 1255, then, pursuant to that statutory provision, that transfer shall be a true sale of an interest in investment recovery property and not a security interest in the transferor’s right, title, and interest in, to, and under the investment recovery property.  As provided by Section 1255, this true sale shall apply regardless of whether, and without limitation, the purchaser has any recourse against the seller,19 or any other term of the parties’ agreement, including the seller’s retention of a partial or residual interest in the investment recovery property, ELL’s role as the collector of investment recovery charges relating to the investment recovery property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

18.
As provided in Section 1255(6), the priority of a sale of investment recovery property under Act 988 is not impaired by any later modification of the Financing Order or investment recovery property or by the commingling of funds arising from investment recovery property with other funds.  Further, investment recovery property that has been transferred to an assignee or financing party, and any proceeds of that property will be held for and delivered to the assignee or financing party by ELL or any other servicer as a mandatary and fiduciary.

E.           Investment Recovery Bonds

19.	The SPE may issue bonds in accordance with this Financing Order.

20.
The investment recovery bonds issued pursuant to this Financing Order will be “investment recovery bonds” within the meaning of Section 1252(9), and the investment recovery bonds and holders thereof will be entitled to all of the protections provided under Act 988.

21.
As provided in Section 1254(F), if ELL defaults on any required payment of charges arising from investment recovery property specified in a financing order, the district court of the domicile of this Commission, upon application by an interested party, and without limiting any other remedies available to the applying party, shall order the sequestration and payment of the revenues arising from the investment recovery property to the financing parties or their representatives.  Any such order shall remain in full force and effect notwithstanding any reorganization, bankruptcy, or other insolvency proceedings with respect to the electric utility or its successors or assignees.

22.
As provided in Section 1258, investment recovery bonds are not a debt or a general obligation of the state or any of its political subdivisions, agencies, or instrumentalities and are not a charge on their full faith and credit.  An issue of investment recovery bonds does not, directly or indirectly or contingently, obligate the state or any agency, political subdivision, or instrumentality of the state to levy any tax or make any appropriation for payment of the bonds, other than for paying investment recovery charges in their capacity as LPSC jurisdictional electric customers of ELL.

23.
As provided in Section 1252(9), the investment recovery bonds shall be nonrecourse to the credit or any assets of ELL other than the investment recovery property as specified in this Financing Order and any rights under any ancillary agreement.

F.           Investment Recovery Property

24.
The investment recovery property created by this Financing Order is “investment recovery property” within the meaning of Section 1252(12).  As provided in Section 1254(A), the investment recovery property created by this Financing Order constitutes an existing, present contract right constituting an individualized, separate incorporeal movable susceptible of ownership, sale, assignment, transfer, and security interest, including without limitation for purposes of contracts concerning the sale of property and security interests in property, notwithstanding that the value of the property and the imposition and collection of investment recovery charges depends on future acts such as ELL performing its servicing functions relating to the collection of investment recovery charges and on future electricity consumption.  Such property shall exist whether or not the revenues or proceeds arising from the property have been billed, have accrued, or have been collected and notwithstanding the fact that the value or amount of the property is or may be dependent on the future provision of service to customers by ELL or its successors or assignees and the future consumption by customers of electricity.

25.
As provided in Section 1254(D), the description of this investment recovery property in any contract is only sufficient if such description refers to this Financing Order and such contract states that it covers all or part of the investment recovery property described in this Financing Order.

26.
All revenues and collections resulting from the investment recovery charges will constitute proceeds only of the investment recovery property arising from this Financing Order, in accordance with Section 1256(A).

27.
Pursuant to Sections 1254(A) and 1255(3), the investment recovery property created by this Financing Order as of this Financing Order’s effective date is incorporeal movable property in the form of a vested contract right and creates a contractual obligation of irrevocability by the Commission in favor of ELL, its transferees and other financing parties.

28.
The rights and interests of ELL or its successor, transferred to the SPE in the Investment Recovery Property Sale Agreement and the related Bill of Sale, including the right to impose, bill, and collect investment recovery charges is investment recovery property.

29.
As provided in Section 1254(G), the interest of an assignee or secured party in investment recovery property is not subject to setoff, counterclaim, surcharge, or defense by ELL or any other person or in connection with the reorganization, bankruptcy or other insolvency of ELL or any other entity.

G.           Investment Recovery Charges

30.
Amounts that are required to be paid to the servicer as investment recovery charges under this Financing Order or the tariffs approved hereby are “investment recovery charges” as defined in Section 1252(10), whether or not such charges are set out as a separate line item on the customer’s bill.  When customers pay the investment recovery charges, they are paying for the use of electric service.  The investment recovery charges under this Financing Order are irrevocable, binding and nonbypassable charges.

31.
The specification of the time period over which charges may be imposed and collected in Finding of Fact Paragraph 69 and the specification of the maximum legal final maturity for the investment recovery bonds in Finding of Fact Paragraph 59 satisfies Section 1253(C)(1).

32.
Any payment of investment recovery charges by a customer to ELL, as servicer, or to another entity responsible for collecting investment recovery charges from customers under this Financing Order or the tariffs approved hereunder, will discharge the customer’s obligations in respect of that payment.

33.	The allocation of partial payments proposed in Finding of Fact Paragraph 71 satisfies Section 1253(C)(6).

34.
ELL, as servicer, will collect the investment recovery charges associated with the investment recovery property only for the benefit of the holders of the investment recovery bonds in accordance with the servicing agreement.

H.           Security Interest in Investment Recovery Property

35.	Pursuant to Section 1254(C), the investment recovery property may be encumbered by a security interest to secure investment recovery bonds issued pursuant to this Financing Order.

36.
As provided in Section 1256(C), a valid and enforceable security interest in favor of the bondholders or a trustee on their behalf attaches after: (1) this Financing Order is issued, (2) a security agreement with a financing party in connection with the issuance of investment recovery bonds is executed and delivered, and (3) value for the investment recovery bonds is received.

37.
As provided in Section 1256(D), a security interest in investment recovery property is perfected only if it has attached and a financing statement indicating the investment recovery property collateral covered thereby has been filed in accordance with the Louisiana Uniform Commercial Code. The filing of such a financing statement shall be the only method of perfecting a lien or security interest on investment recovery property.

38.
The priority of a security interest perfected under Act 988 is not defeated or impaired by any later modification of the Financing Order or investment recovery property or by the commingling of funds arising from investment recovery property with other funds.

I.           True-Up of Investment Recovery Charges

39.
The methodology approved in this Financing Order and contemplated by Appendix D to calculate and adjust the investment recovery charges constitutes a true-up mechanism which satisfies Section 1253(C)(4).

40.	The allocation of payment responsibility between investment cost recovery groups, which is included in the methodology approved in this Financing Order and appended in Appendix B, is appropriate.

41.
The true-up mechanism, and all other obligations of the State of Louisiana and the Commission set forth in this Financing Order, are direct, explicit, irrevocable and unconditional upon issuance of the investment recovery bonds and are legally enforceable against the State of Louisiana and the Commission.

J.           Irrevocability and State and Commission Pledges

42.
Pursuant to Section 1259 of Act 988, the State of Louisiana has pledged to and agreed with the bondholders, the owners of the investment recovery property, and other financing parties that the State will not:

(1)
alter the provisions of Act 988 which authorize the Commission to create an irrevocable contract right by the issuance of this Financing Order, to create investment recovery property, and to make the investment recovery charges imposed by a financing order irrevocable, binding, and nonbypassable charges;

(2)	take or permit any action that impairs or would impair the value of the investment recovery property created pursuant to this financing order; or

(3)
except for adjustments under any true-up mechanism established by the Commission, reduce, alter, or impair investment recovery charges that are to be imposed, collected, and remitted for the benefit of the bondholders and other financing parties, as applicable, until any and all principal, interest, premium, financing costs and other fees, expenses, or charges incurred, and any contracts to be performed, in connection with the investment recovery bonds have been paid and performed in full.  Nothing in this paragraph shall preclude limitation or alteration if and when full compensation is made by law for the full protection of the investment recovery charges collected pursuant to this Financing Order and full protection of the bondholders and any assignee or financing party.

43.
Pursuant to Section 1253(C)(5), the Commission provides and pledges that after the earlier of the transfer of investment recovery property to an assignee or the issuance of investment recovery bonds authorized by this Financing Order, this Financing Order is irrevocable until the indefeasible (i.e., not voidable) payment in full of the investment recovery bonds and the financing costs.  Except in connection with a refinancing or refunding as described in Section 1253(F), or to implement any true-up mechanism adopted by the Commission as described in Section 1253(C)(4), the Commission may not amend, modify, or terminate this Financing Order by any subsequent action or reduce, impair, postpone, terminate, or otherwise adjust the investment recovery charges approved in this Financing Order, provided that nothing shall preclude limitation or alteration if and when full compensation is made for the full protection of the investment recovery charges collected pursuant to this Financing Order and the full protection of the bondholders and any assignee or financing party.

44.
The SPE has the continuing irrevocable right at the request of ELL to cause the issuance of investment recovery bonds in one or more series in accordance with this Financing Order for an effective period commencing with the date of this Financing Order and extending 24 months following the latest of (i) the date on which this Financing Order becomes final and not appealable; (ii) the date on which the Quantification Order becomes final and not appealable; or (iii) the date on which any other regulatory approvals necessary to issue the investment recovery bonds are obtained and not appealable.

19 Except, pursuant to Section 1255(2)(c), that no recourse shall result from the inability or failure of customers to timely pay the investment recovery charges.

V.           ORDERING PARAGRAPHS

Based upon the record, the Findings of Fact and Conclusions of Law set forth herein, and for the reasons stated above, this Commission orders:

A.           Approval

1.	Approval of Securitization Application. The Securitization Application of ELL for the issuance of a financing order under Act 988 is approved, except as specifically modified in this Financing Order.

2.
Authority to Finance and Issue Investment Recovery Bonds. ELL is authorized to securitize and to cause the issuance of investment recovery bonds with an aggregate principal amount equal to the sum of: (a)  $200,000,000.00 of investment recovery costs pursuant to the Quantification Order, plus approximately $2.7 million of carrying costs between March 31, 2011, through the projected issuance date of the investment recovery bonds of August 1, 2011, calculated at a 4% annual rate plus (b) up-front financing costs, which (subject to Finding of Fact Paragraph 19 and Ordering Paragraph 3) are capped and are not to exceed in the financed amount $3,426,027.00 (which includes a contingency of $37,749.00), plus the cost of credit enhancements and other mechanisms designed to promote the credit quality and marketability of the investment recovery bonds (including original issue discount), if any, plus or minus (c) any adjustment, pursuant to the Issuance Advice Letter, to reflect any change in carrying costs necessary to account for the number of days either less than or greater than assumed in the calculation based on the projected issuance date for the investment recovery bonds of August 1, 2011, including (if applicable) carrying costs subsequent to September 30, 2011, calculated from September 30, 2011, to the actual issuance date of the investment recovery bonds at a 6.59% annual rate.  The total principal amount of the investment recovery bonds shall be established as provided in Ordering Paragraph 25.

3.
Authority to Adjust for Up-front Financing Costs.  Within 90 days of the issuance of the investment recovery bonds, ELL will submit to the Commission a final accounting of its up-front financing costs.  If the actual up-front financing costs are less than the up-front financing costs included in the principal amount financed, the periodic billing requirement for the first semi-annual true-up adjustment shall be reduced by the amount of such unused funds (together with income earned thereon through investment by the trustee in eligible investments) and such unused funds (together with income earned thereon through investment by the trustee in eligible investments) shall be available for payment of debt service on the bond payment date next succeeding such true-up adjustment.  The ELL-controlled up-front financing costs shall be subject to a cap and shall not exceed in the financed amount $3,426,027.00 (which includes a contingency of $36,749.00).  If the actual ELL-controlled up-front financing costs exceed that capped amount, ELL retains the right to seek additional amounts through Rider SLGO subject to approval of the Commission.  The Commission staff and other parties to this docket retain the right to oppose any such request.  The other non-ELL-controlled Commission approved costs (up-front and ongoing) charged to ELL related to this investment recovery bonds financing will be included in Rider SLGO, and such initial up-front costs will be amortized over a three year period.

4.
Recovery of Investment Recovery Charges.  ELL shall impose the investment recovery charges on, and the servicer shall collect the investment recovery charges from, all Customers (except to the limited extent expressly provided in Ordering Paragraph 15), even if the customer elects to purchase electricity from an alternative supplier including as a result of a fundamental change in the manner of regulation of public utilities in Louisiana.  In the event that there is a fundamental change in the manner of regulation of public utilities, and parties other than the servicer are authorized to bill and collect the investment recovery charges, the investment recovery charges shall be billed, collected and remitted to the servicer in a manner that will not cause any of the then current credit ratings of the investment recovery bonds to be suspended, withdrawn or downgraded.

5.
Recovery Period for Investment Recovery Charges.  The investment recovery charges shall become effective as provided in Ordering Paragraph 9 and thereafter shall be imposed and collected until the investment recovery bonds issued pursuant to this Financing Order and all financing costs have been paid in full (which period of imposition and collection if necessary may extend beyond the legal final maturity dates of the investment recovery bonds).  The term of the investment recovery bonds will be consistent with Ordering Paragraph 35.

6.
Issuance Advice Letter.  ELL shall submit a draft Issuance Advice Letter to the Commission, substantially in the form of Appendix A to this Financing Order, for review no later than two weeks prior to the expected date of the initial marketing of the investment recovery bonds.  Within one week after receipt of the draft Issuance Advice Letter, Commission staff shall provide ELL comments and recommendations regarding the adequacy of the information provided.  Within not more than 48 hours before pricing the investment recovery bonds, ELL shall submit an updated draft Issuance Advice Letter, substantially in the form of Appendix A to this Financing Order, reflecting then current information and calculations.  Within 24 hours after pricing of the investment recovery bonds and prior to issuance of the investment recovery bonds, ELL shall file with the Commission a final Issuance Advice Letter substantially in the form of Appendix A to this Financing Order.  As part of the Issuance Advice Letter, ELL, through an officer of ELL, shall provide a certification in the form provided in the Issuance Advice Letter approved by the Commission, and the bookrunning underwriter shall provide a certification in the form of Attachment 5 to the Issuance Advice Letter.  The Issuance Advice Letter shall be completed and evidence the actual dollar amount of the initial investment recovery charges and other information specific to the investment recovery bonds to be issued, as set forth in Appendix A.

7.
Designee Approval of Issuance Advice Letter.  Within 24 hours of receipt of the Issuance Advice Letter, the Designee shall either (a) approve the transaction by executing a Concurrence, and delivering a copy to ELL, which Concurrence shall (i) evidence the final, binding and irrevocable approval by the Commission of the structure, terms and pricing of the investment recovery bonds and all related documents and security as consistent with the criteria established in the Financing Order and (ii) confirm the mathematical accuracy of the calculations in the Issuance Advice Letter, or (b) reject the Issuance Advice Letter and state the reasons therefore.  The Designee shall approve the transaction using the form of Concurrence attached as Attachment 6 to the Issuance Advice Letter.  A change in market conditions from the date and time of the actual pricing of the investment recovery bonds shall not constitute grounds for rejecting the Issuance Advice Letter.

8.
Commission Designee.  The Commission determines that the Commission Executive Secretary Eve Kahao Gonzalez, or in her absence Commission Chairman James M. Field, should be the Commission’s Designee under this Financing Order.  In the event of their absence or incapacity, the Chairman of the Commission shall designate in writing one Commissioner to act as substitute Designee.  The Designee shall act in accordance with the terms of this Financing Order.

9.
Approval of Initial Investment Recovery Charges.  The initial investment recovery charges, as set forth in the Issuance Advice Letter, shall be billed beginning on the first day of the billing cycle of the next ELL revenue month following the date of issuance of the investment recovery bonds (which date of issuance shall not occur prior to the third business day after pricing of the investment recovery bonds).

10.
Approval of Tariff.  The Forms of Tariffs (Rider SLGR and Rider SLGO) attached in Appendix B to this order are approved.  Prior to the issuance of any investment recovery bonds under this Financing Order, ELL shall file tariffs that conform to the forms in Appendix B attached to this Financing Order.

11.
Creation of Investment Recovery Property.  Subject to Ordering Paragraph 53, investment recovery property within the meaning of Section 1252(12) is hereby created in favor of ELL as described in Conclusions of Law Paragraph 24, Findings of Fact Paragraphs 48 to 51, and elsewhere in this Financing Order.  This investment recovery property includes without limitation the irrevocable right to impose, bill, charge, collect, and receive the investment recovery charges authorized by this Financing Order and to obtain periodic adjustments to such charges as provided in this Financing Order, but excludes the ELL Retained Rights.

B.           Investment Recovery Charges

12.
Imposition and Collection.  ELL is authorized to impose on, and the servicer is authorized to collect from, all Customers (except to the limited extent expressly provided in Ordering Paragraph 15) investment recovery charges in an amount sufficient at all times to provide for the recovery of the aggregate Periodic Payment Requirements (including payment of scheduled principal and interest on the investment recovery bonds), as approved in this Financing Order.  The initial amount of such investment recovery charges shall be as set forth in the Issuance Advice Letter of ELL, calculated in the manner required by this Financing Order.  Thereafter, the amount of such investment recovery charges shall be periodically corrected or “trued-up,” as required or permitted by this Financing Order.  The investment recovery charges related to a series of investment recovery bonds shall be imposed and collected until all investment recovery bonds and all financing costs have been paid in full.

13.
Allocation of Payment Responsibility.  The method of allocating the payment requirements for the investment recovery bonds and financing costs, which includes cross-collateralization between the investment cost recovery groups, is approved as detailed in Appendix B and discussed in Finding of Fact Paragraphs 77-78.

14.
Bondholder’s Rights and Remedies.  Upon the transfer by ELL of the investment recovery property to the SPE and the SPE’s pledge of such property to the indenture trustee, the bondholders shall have as collateral all of the rights of ELL with respect to such investment recovery property (except fees and reimbursements as servicer) pledged under such documents, including, without limitation, the right to exercise any and all rights and remedies with respect thereto, including the right, subject to the terms of the servicing agreement, to assess and collect any amounts payable by any customer in respect of the investment recovery property.

15.
Nonbypassability.  ELL and any other entity providing electric transmission or distribution services are required to collect and must remit, consistent with this Financing Order, the investment recovery charges from all Customers, except for the curtailable and interruptible loads associated with Large Industrial Service, Experimental Curtailment Service, and Large Industrial Power Service, as shown on Appendix B, and except as provided in the next sentence.  Investment recovery charges shall not apply to: (a) customers who completely discontinue all service from ELL and who do not (i) initiate new self-generation projects after May 1, 2011, or (ii) otherwise purchase or acquire power from a third party, including but not limited to an affiliate of the customer; (b) customer load reductions for reasons other than self-generation or the purchase or acquisition of power from a third party, including but not limited to an affiliate of the customer; (c) load served by self-generation projects for which the customer had made a clear, substantial and irrevocable financial commitment prior to May 1, 2011, to install such self-generation; (d) that portion of new load that comes on-line after May 1, 2011, due to a plant expansion project(s) and that is served by new self-generation; and (e) that portion of new load created after May 1, 2011, by new plant(s) constructed in Louisiana that is served by new self-generation.  Investment recovery charges shall be nonbypassable for customers who initiate new self-generation projects after May 1, 2011, to serve load that is being served by ELL as of such date.  Investment recovery charges for any such customer who had not made a clear, substantial and irrevocable financial commitment prior to May 1, 2011, to proceed with installing self-generation shall be based on the customer’s billing determinants for the twelve months ending three months prior to the commercial in-service date of the new self-generation facility (“the base period”).  In such event, the investment recovery charges shall not apply to that portion of stand-by or maintenance power obtained for the load served by the new self-generation; however, investment recovery charges shall apply to all stand-by or maintenance power obtained for load served by new self-generation pursuant to sections (c), (d) and (e) above.  The Commission will ensure that such obligations are undertaken and performed by ELL or any other entity providing electric transmission and distribution services, or in the event that transmission and distribution services are not provided by a single entity, any entity providing distribution services to ELL’s LPSC-jurisdictional customers.

16.
True-Ups.  True-ups of the investment recovery charges shall be undertaken and conducted as described in this Financing Order.  True-up letter notice filings shall be made substantially in the form of Appendix D to this Financing Order in Commission Docket No. U-31894, and will be served on the Commission Executive Secretary, Commission Staff Counsel, Commission Special Counsel, Commission Bond Counsel, Commission Consultants, Commission Financial Advisors, and all intervenors and parties to Docket No. U-31894.  The servicer shall file the true-up adjustments in a compliance filing and shall give notice of the filing to all parties in this docket.  The Commission covenants and agrees that it will act to ensure that the true-up mechanism is used in order to ensure the projected recovery of amounts sufficient to provide timely payment of all financing costs.  No error by the servicer shall affect the validity of any true-up adjustment.

17.	Remittances. The investment recovery charges shall be remitted by ELL to the SPE as described in this Financing Order every servicer business day.

18.
Partial Payments.  If any customer does not pay the full amount of any bill to ELL, the amount paid by the customer will be applied in the following order of priority based on the chronological order of billing: first, to any amounts due with respect to customer deposits; second, to all service charges of ELL on the bill (which does not include investment recovery charges); third, to all system restoration charges under prior orders of this Commission (on a pari passu basis); fourth to all investment recovery charges under this and future orders of this Commission (on a pari passu basis); and fifth, to voluntary charitable pledges billed to the customer.  If there is more than one owner of investment recovery property, or if the sole or any owner of investment recovery property (or pledgee or pledgees) has issued multiple series of bonds, such partial collections representing investment recovery charges shall be allocated among such owners (or pledgee or pledgees), and among such series of investment recovery bonds, pro-rata based upon the amounts billed with respect to each series of investment recovery bonds, provided that late fees and charges may be allocated to the servicer as provided in the tariff.

19.
Line Item.  Investment recovery charges collected pursuant to Rider SLGR and the Rider SLGO offsets to revenue will not be separately identified on bills, but instead will be combined with other base rate charges on the customer bills, except to the extent that line item billing is required by tariffs applicable to special rate customers.  The servicer shall send a written statement at least annually to all customers as provided in Ordering Paragraph 21.  ELL will work with the Commission Staff, financial advisor, bond counsel and special counsel to develop the appropriate language for and timing of these annual bill inserts.

20.
No Setoff.  As provided in Section 1254(G), the interest of the SPE or another assignee or a secured party in investment recovery property shall not be subject to setoff, counterclaim, surcharge, or defense by ELL or any other person or in connection with the reorganization, bankruptcy or other insolvency of ELL or any other entity.

21.
Ownership Notification.  If investment recovery charges are not separately identified on customers bills and the ownership of the investment recovery charges clearly noted (by footnote or otherwise) on bills, then any entity that bills investment recovery charges to customers must include a written statement, at least annually, to the effect that the SPE (or its assignee or pledgee) is the owner of the rights to the investment recovery charge, and that ELL is merely the collection agent for the SPE (or its assignee or pledgee).  Any failure of ELL to comply with this paragraph shall not invalidate, impair, or affect this Financing Order, or any investment recovery property, investment recovery charge, or investment recovery bonds.

C.           Investment Recovery Bonds

22.
Issuance.  The SPE is authorized to issue investment recovery bonds as specified in this Financing Order.  The principal amount of the bonds shall be as set forth in the Issuance Advice Letter, delivered to the Commission and approved by its Designee in compliance with this Financing Order (including Ordering Paragraph 25).

23.	Sale of Investment Recovery Property. ELL shall transfer the investment recovery property to the SPE in accordance with Section 1253(C)(3).

24.
Commission Participation in Bond Issuance.  To ensure that the pricing and structuring of the investment recovery bonds will produce maximum benefits for customers, including the pricing of the investment recovery bonds consistent with market conditions at the date and time of pricing and the terms of this Financing Order, the Commission has determined that Commission Staff, including the Commission’s Designee, Commission special counsel, Commission Bond Counsel and the Commission’s financial advisor (Sisung) will participate with ELL in the structuring, documenting, marketing and pricing of the investment recovery bonds, through the process described in Finding of Fact Paragraph 90, Ordering Paragraph 56, as well as through the Issuance Advice Letter process.  The Designee’s submission of the Concurrence shall be sufficient evidence for all purposes of the whole and complete compliance by ELL with the requirements of this Paragraph.

25.
Principal Amount.  The principal amount of the investment recovery bonds shall be an amount sufficient to recover ELL’s investment recovery costs, plus carrying costs, and recover ELL’s up-front financing costs as updated in the Issuance Advice Letter at the time of pricing of the bonds as described in Finding of Fact Paragraph 27.  The Issuance Advice Letter shall thereby establish the updated aggregate authorized securitization principal amount.

26.
Ongoing Financing Costs.  The ongoing financing costs as set forth in Appendix C to this Financing Order, shall be recovered on a current basis through the investment recovery charges.  The initial amount of the ongoing financing costs shall be revised and updated in the Issuance Advice Letter to reflect any change in the expected principal amount of the investment recovery bonds and other relevant information available at the time of pricing the bonds.  As provided in Finding of Fact Paragraph 54, in the event that ELL is replaced as initial servicer, pursuant to the terms of the servicing agreement, the servicing fee shall be an amount that the indenture trustee finds reasonably necessary to pay, in order to engage a utility or other qualified unrelated third party to undertake such duties as servicer, whether or not it has any other commercial relationship to the customers to whom the investment recovery charges must be billed, not to exceed 0.60% of the initial principal amount of the investment recovery bonds unless ELL can reasonably demonstrate to the Commission that the services cannot be obtained at that compensation level under the market conditions at that time.  Any changes to the initial estimated ongoing financing costs shall be revised and updated on a timely basis, by the servicer, in connection with the true-up process authorized in this Financing Order.  The compensation to be paid to ELL as servicer shall be fixed at $145,000.00 per year (inclusive of costs, except as provided in the next sentence).  In addition, ELL, as initial servicer, shall be entitled to receive reimbursement for its out-of-pocket costs for external accounting and legal services to the extent external accounting and legal services are required to comply with SEC reporting requirements.  Further, the amount payable to ELL as an administration fee, under the administration agreement, for providing administrative and support services to the SPE, shall be fixed at $100,000.00 per year.

27.
Transaction Structure.  The transaction structure as described in this Financing Order is approved.  The forms of documents described in Findings of Fact Paragraphs 40 and 41 will be reviewed and approved by the Commission’s Staff and Advisors consistent with the Issuance Advice Letter approval process and Ordering Paragraph 24.

28.
Not an Obligation of the State.  The investment recovery bonds must contain on their face pursuant to Section 1258 the following statement: “Neither the full faith and credit nor the taxing power of the State of Louisiana is pledged to the payment of the principal of, or interest on, this bond.”

29.	Refinancing. ELL may apply for a subsequent financing order to refund investment recovery bonds issued under this Financing Order pursuant to Section 1253(F).

30.
Collateral.  All investment recovery property and other collateral shall be held in pledge and administered by the indenture trustee pursuant to the indenture as described in ELL’s Securitization Application.  The SPE shall establish a collection account with the indenture trustee as described in the Securitization Application and Findings of Fact Paragraphs 61 through 68.

31.
Distribution Following Repayment.  Upon payment of the principal amount of all investment recovery bonds authorized in this Financing Order and the discharge of all obligations in respect thereof, all amounts in the collection account, including investment earnings, shall be released by the indenture trustee to the SPE for distribution to ELL.  ELL shall notify the Commission within 30 days after the date that these funds are eligible to be released of the amount of such funds available for crediting to the benefit of customers, and such amount shall be credited to ELL’s customers in the manner to be prescribed then by the Commission.

32.
Funding of Capital Subaccount.  The capital investment by ELL to the SPE to be deposited into the capital subaccount shall, with respect to each series of investment recovery bonds, be funded by ELL and not from the proceeds of the sale of investment recovery bonds.  Upon payment of the principal amount of all investment recovery bonds and the discharge of all obligations in respect thereof, all amounts in the capital subaccount, shall be released to the SPE for payment to ELL.  ELL may earn a rate of return on its capital investment in the SPE equal to the rate of interest payable on the longest maturity tranche of the investment recovery bonds, to be paid by means of periodic distributions from the SPE funded solely by the income earned thereon through investment by the indenture trustee in eligible investments and by any deficiency being collected through the true-up adjustments, and further any actual earnings in excess of that rate will be credited to customers.

33.	Original Issue Discount. The SPE may determine to provide for original issue discount on the investment recovery bonds.

34.
Credit Enhancement.  ELL may provide for various forms of credit enhancement including letters of credit, an overcollateralization subaccount or other reserve accounts, and surety bonds, and other mechanisms designed to promote the credit quality or marketability of the investment recovery bonds.  The SPE may not issue variable rate bonds or enter into an interest-rate swap or hedge arrangement in connection therewith.  ELL may include the costs of credit enhancements or other arrangements to promote credit quality or marketability as financing costs provided that the Commission’s financial advisor and ELL agree in advance that such enhancements and arrangements provide benefits greater than their tangible and intangible costs.  The costs of credit enhancements are not subject to the $3,426,027.00 cap on ELL-controlled up-front financing costs.  If the use of credit enhancements or other arrangements is proposed by ELL, ELL shall provide the Commission’s financial advisor copies of all cost/benefit analyses performed by or for ELL that support the request to use such arrangements.  An overcollateralization subaccount should be included and funded only if either required by the rating agencies to achieve the highest credit rating or if the Commission’s financial adviser and Commission Staff concur that the benefits are expected to outweigh the costs.  ELL shall not be required to enter any arrangements to promote credit quality or marketability unless all related costs and liabilities can be included in financing costs recoverable as up-front costs or through Rider SLGR.  This Financing Ordering Paragraph does not apply to the collection account or its subaccounts (other than the overcollateralization subaccount) approved in this Financing Order.

35.
Life of Bonds.  The scheduled final maturity of any series of the investment recovery bonds authorized by this Financing Order is not expected to exceed 10 years from the date of issuance of the investment recovery bonds.  The legal final maturity of any series of the bonds shall not exceed 12 years from the date of issuance of the investment recovery bonds.

36.
Amortization Schedule.  The Commission approves, and the investment recovery bonds shall be structured to provide substantially level debt service requirements and projected corresponding aggregate investment recovery charges that are modestly declining over the period of recovery, if the actual year-to-year changes in customer delivery load match the changes forecast at the time the investment recovery bonds are priced and other assumptions are realized, subject to rating agency requirements and to further modification in accordance with the true-up mechanism approved in this Financing Order.

37.
Use of the SPE.  ELL shall use the SPE, a special purpose investment recovery funding entity as proposed in its Securitization Application, in conjunction with the issuance of any investment recovery bonds authorized under this Financing Order.  The SPE shall be funded with an amount of capital that is sufficient for the SPE to carry out its intended functions and to avoid the possibility that ELL would have to extend funds to the SPE in a manner that could jeopardize the bankruptcy remoteness of the SPE, as well as to assure that the investment recovery bonds will be treated as borrowings of ELL for federal income tax purposes.  The SPE will be formed under Louisiana law.  The Commission shall not exercise any authority to approve or not approve any independent manager of the SPE selected by ELL.

38.
Voluntary Bankruptcy of the SPE.  Pursuant to Section 1253(D)(2), the SPE (to be formed under Louisiana law) is authorized to include in its organizational documents a provision that in order for a person to file a voluntary bankruptcy petition on its behalf, there must first be prior unanimous consent of the SPE’s managers.  Such provision concerning the voluntary bankruptcy of the SPE shall constitute a legal, valid, and binding agreement of ELL as the member of the SPE and is enforceable against such member.  Further, a person shall have authority under the laws of Louisiana to file a voluntary bankruptcy petition on behalf of the SPE only after compliance with such provision.  Additionally, ELL shall not apply for judicial dissolution of the SPE, and ELL is not permitted to and shall not withdraw from or otherwise cease to be a member of the SPE for any reason whatsoever, including that ELL itself shall not dissolve or otherwise terminate its legal existence, unless an acceptable new member of the SPE is substituted for ELL, until all investment recovery bonds and all financing costs have been paid in full.

D.           Financial and Other Advisors

39.
Financial and Other Advisors.  This Commission will have the sole authority to select and retain its financial advisor and any outside legal counsel and regulatory consultants for approval of the bond issuance.  The costs of such financial advisors, legal counsel and any regulatory consultants will be paid by ELL as set forth in the stipulated settlement in this docket and Ordering Paragraph 3.

E.           Servicing

40.
Servicing Agreement.  ELL shall act as initial servicer as described in this Financing Order and shall enter into the servicing agreement with the SPE and perform the servicing duties approved in this Financing Order.

41.
Servicing Fees.  The servicer shall be entitled to collect servicing fees in accordance with the provisions of the servicing agreement, provided that  the annual servicing fee payable to ELL while it is serving as servicer (or to any other servicer affiliated with ELL) shall be $145,000.00, plus reimbursement for its out-of-pocket costs for external accounting services and external legal services consistent with Finding of Fact Paragraph 54 and Ordering Paragraph 26.   The annual servicing fee payable to any other servicer not affiliated with ELL shall not at any time exceed 0.60% of the original principal amount of the investment recovery bonds unless such higher rate is approved by the Commission pursuant to Ordering Paragraph 26.  The revenues collected by ELL, or by any affiliate of ELL acting as the servicer, under the servicing agreement shall be included as an identified revenue credit and reduce revenue requirements for the benefit of the LPSC-jurisdictional customers of ELL in its next rate case following collection of said revenues.  (These LPSC-jurisdictional customers will receive 100% of the benefits of these servicing fee revenues regardless of whether a sharing mechanism contained in a formula rate plan is in place.)  The expenses of acting as the servicer shall likewise be included as a cost of service in any such ELL rate case.

42.
Replacement of ELL as Servicer.  Upon the occurrence of an event of default under the servicing agreement relating to servicer’s performance of its servicing functions with respect to the investment recovery charges, the financing parties may replace ELL as the servicer in accordance with the terms of the servicing agreement.  If the servicing fee of the replacement servicer will exceed the applicable maximum servicing fee specified in Ordering Paragraph 41, the replacement servicer shall not begin providing service until (i) the date the Commission approves the appointment of such replacement servicer or unless (ii)  the Commission does not act to either approve or disapprove the appointment within 45 days after notice of appointment of the replacement servicer is provided to the Commission.  No entity may replace ELL as the servicer in any of its servicing functions with respect to the investment recovery charges and the investment recovery property authorized by this Financing Order, if the replacement would cause any of the then current credit ratings of the investment recovery bonds to be suspended, withdrawn, or downgraded.  If a successor servicer is appointed due to the negligence, malfeasance, intentional misconduct, or other fault of ELL as initial servicer, any additional servicer cost incurred as a result will be absorbed by ELL and not recovered from ratepayers.

43.
Amendment of Agreements.  The parties to the servicing agreement, indenture, sale agreement and administration agreement may amend the terms of such agreements; provided, however, that no amendment to any such agreement that would increase the ongoing financing costs shall be permitted without the prior approval of the Commission.  Any amendment that does not increase the ongoing financing costs shall be effective without prior Commission authorization.  Any amendment to any such agreement that may have the effect of increasing ongoing financing costs shall be provided by the SPE to the Commission along with a statement as to the possible effect of the amendment on the ongoing financing costs.  The amendment shall become effective on the later of (i) the date proposed by the parties to the amendment or (ii) 31 days after such submission to the Commission unless the Commission issues an order disapproving the amendment within a 30-day period.

44.	Collection Terms. The servicer shall remit collections of the investment recovery charges to the indenture trustee for the SPE’s account in accordance with the terms of the servicing agreement.

45.
Contract to Provide Service.  As a part of the sale agreement with the SPE, and pursuant to Section 1253(C)(9), ELL shall undertake that, in consideration of the SPE’s purchase of ELL’s rights under the Financing Order (other than the ELL Retained Rights), ELL will continue to operate its system to provide transmission and distribution delivery service to its LPSC-jurisdictional customers; and, to the extent that any interest in investment recovery property created by this Financing Order is assigned, sold or transferred to another assignee or successor, ELL shall enter into a contract with that assignee or successor that requires ELL to continue to operate its transmission and delivery system to provide service to ELL’s LPSC-jurisdictional customers; provided, however, that this provision shall not prohibit ELL from selling, assigning, or otherwise divesting its transmission or distribution system or any part providing service to ELL’s LPSC-jurisdictional customers, by any method whatsoever, including those specified in Ordering Paragraph 55 pursuant to which an entity becomes a successor, so long as the entities acquiring such system or portion thereof agree to continue operating the facilities to provide service to LPSC-jurisdictional customers.

F.           Use of Proceeds; Application of Post Financing Order Insurance Proceeds and Grants

46.
Use of Proceeds.  The SPE will use the net proceeds from the sale of the bonds (after payment of up-front financing costs payable by the SPE) to pay to ELL the purchase price of the investment recovery property.  Such net proceeds (after payment of up-front financing costs payable by ELL) will be used by ELL as reimbursement for investment recovery costs from its general accounts.  This use of proceeds is approved and the proceeds may not be used for any other purpose.  The use of proceeds from the sale of the bonds in violation of this Financing Order shall subject ELL to proceedings pursuant to applicable statutes, orders and the rules and regulations of the Commission but shall not be grounds to rescind, alter, modify or amend this Financing Order and shall not affect the validity, finality and irrevocability of this Financing Order or the investment recovery property irrevocably created hereby or the approvals of the transactions by the Designee granted by authority of this Financing Order.

47.
Tax Reconciliation.  ELL will securitize the gross cancellation costs amount before any reduction for the benefit associated with the return on the deferred taxes and any other benefits or savings associated with cancellation (such as additional salvage income).  All such deferred tax benefits or other benefits shall be flowed through to the benefit of customers dollar for dollar through the operation of Rider SLGO as provided in Finding of Fact Paragraph 14 and the Quantification Order.

G.           Commission Pledge

48.
Irrevocable.  After the earlier of the transfer of the investment recovery property to an assignee or issuance of the investment recovery bonds authorized by this Financing Order, this Financing Order is irrevocable until the indefeasible payment in full of such bonds and the related financing costs. The Commission covenants, pledges and agrees it thereafter shall not amend, modify, or terminate this Financing Order by any subsequent action, or reduce, impair, postpone, terminate, or otherwise adjust the investment recovery charges approved in this Financing Order, or in any way reduce or impair the value of the investment recovery property created by this Financing Order, except as may be contemplated by a refinancing authorized under Act 988 or the periodic true up adjustments authorized by this Financing Order, until the indefeasible payment in full of the investment recovery bonds and the related financing costs.

49.
Duration.  This Financing Order and the charges authorized hereby shall remain in effect until the investment recovery bonds and all financing costs related thereto have been indefeasibly paid or recovered in full.  This Financing Order shall remain in effect and unabated notwithstanding the reorganization, bankruptcy, or other insolvency proceedings of ELL or its successors or assignees.  Any successor to ELL, whether pursuant to any reorganization, bankruptcy, or other insolvency proceeding or whether pursuant to any merger or acquisition, sale, or other business combination, or transfer by operation of law, as a result of electric utility restructuring or otherwise, shall perform and satisfy all obligations of, and have the same rights under this Financing Order as, ELL in the same manner and to the same extent as ELL, including collecting and paying to the person entitled to receive the revenues, collections, payments, or proceeds of the investment recovery property.

50.
Contract.  The Commission acknowledges that the investment recovery bonds approved by this Financing Order will be issued and purchased in express reliance upon this Financing Order and the Commission’s covenant and pledge herein of irrevocability and the vested contract right created hereby.  The provisions of this Financing Order shall create a contractual obligation of irrevocability by the Commission in favor of the owners from time to time of the investment recovery bonds, and any such bondholders may by suit or other proceedings enforce and compel the performance of this Financing Order against the Commission.  It is expressly provided that such remedy as to individual commissioners is strictly limited to a claim solely for prospective relief of declaratory and injunctive relief only; there shall be no other cause or right of action for damages or otherwise against the individual commissioners.  The purchase of the bonds, which reference in their related documentation the covenant and pledge provided in this Financing Order, is acknowledged by the Commission to be adequate consideration by the owners of the bonds for the Commission’s covenant of irrevocability contained in this Financing Order.  The Commission acknowledges that it would be unreasonable, arbitrary and capricious for the Commission to take any action contrary to the covenant and pledge set forth in this Financing Order after the issuance of the investment recovery bonds.

51.
Full Compensation.  Nothing in this Financing Order shall preclude limitation or alteration of this Financing Order if and when full compensation is made for the full protection of the investment recovery charges approved pursuant to this Financing Order and the full protection of the holders of investment recovery bonds and any assignee or financing party.

52.
Inclusion of Pledges.  The SPE, as issuer of the investment recovery bonds, is authorized, pursuant to Section 1259(C) of Act 988 and this Financing Order to include the State of Louisiana pledge contained in Section 1259 of Act 988 and the Commission pledge contained in Ordering Paragraph 48 with respect to the investment recovery property and investment recovery charges in the bonds and related bond documentation.  The Financing Order is subject to the State pledge.

H.           Miscellaneous Provisions

53.
Continuing Issuance Right.  The SPE has the continuing irrevocable right at the request of ELL to cause the issuance of investment recovery bonds in one or more series in accordance with this Financing Order for an effective period commencing with the date of this Financing Order and extending 24 months following the latest of (i) the date on which this Financing Order becomes final and not appealable; (ii) the date on which the Quantification Order becomes final and not appealable; or (iii) the date on which any other regulatory approvals necessary to issue the investment recovery bonds are obtained and not appealable.  If the investment recovery bonds authorized by this Financing Order are not issued during the effective period, the investment recovery property created by this Financing Order shall cease to exist.  If at any time during the effective period of this Financing Order there is a severe disruption in the financial markets of the United States, the effective period shall automatically be extended to a date which is not less than 90 days after the date such disruption ends. Pursuant to Section 1253(E), and consistent with Finding of Fact Paragraph 59, nothing in this Financing Order compels ELL to cause the issuance of investment recovery bonds.

54.
Internal Revenue Service Private Letter or Other Rulings.  ELL is not required by this Financing Order to obtain a ruling from the IRS.  ELL is precluded from seeking a ruling from the IRS by IRS Revenue Procedure 2011-3, which states that the IRS will no longer issue any letter rulings or determination letters on questions of whether investor-owned utilities realize income upon certain occurrences, which includes the circumstance in which the utility obtains the right to “recover certain costs pursuant to State specified cost recovery legislation.”  ELL shall obtain an opinion of tax counsel sufficient to support the issuance of the investment recovery bonds.

55.
Binding on Successors.  This Financing Order, together with the investment recovery charges authorized in it, shall be binding on ELL and any successor to ELL that provides electric transmission and distribution service to ELL’s LPSC-jurisdictional customers,20 provided that if by law, ELL or its successor is no longer required to own and/or operate both the transmission and distribution systems, then any entity that provides distribution service to ELL’s LPSC-jurisdictional customers shall be bound by this Financing Order.  This Financing Order is also binding on any other entity responsible for billing and collecting investment recovery charges on behalf of the SPE and on any successor to the Commission.  In this paragraph, a “successor” means any entity that succeeds by any means whatsoever to any interest or obligation of its predecessor or transferor, including by way of bankruptcy, reorganization or other insolvency proceeding, merger, acquisition, division, consolidation or other business combination, conversion, assignment, sale, transfer, lease, management contract, pledge or other security, by operation of law, as a result of electric utility restructuring or otherwise.

56.
Flexibility.  Subject to compliance with the requirements of this Financing Order and consistent with Section 1253(B), ELL shall be afforded flexibility in establishing the terms and conditions of the investment recovery bonds, including repayment schedules, term, payment dates, collateral, credit enhancement, required debt service, reserves, interest rates, use of original issue discount, indices and other financing costs and the ability of ELL, at its option, to cause one or more series of investment recovery bonds to be issued or to create more than one SPE for purposes of issuing such investment recovery bonds.  In addition, although it is currently assumed that the investment recovery bonds will be issued through a negotiated bid offering, if ELL and the Commission’s financial advisor jointly agree in advance that the sale of the investment recovery bonds through a competitive bid process may enhance marketability, and the benefits of sale through a competitive bid process provides benefits greater than their tangible and intangible costs, the investment recovery bonds may be sold through a competitive bid process.

57.	Effectiveness of Order. This Financing Order is effective immediately upon issuance.

58.
Waiver.  The Commission waives any rights it may have to rescind this Financing Order under La. R.S. 12:1308.2(E) if the SPE becomes delinquent in filing its annual report required under La. R.S. 12:1308.1.

59.
Regulatory Approvals.  All regulatory approvals within the jurisdiction of the Commission that are necessary for the financing of the investment recovery charges associated with the costs that are the subject of the Securitization Application, and all related transactions contemplated in the Securitization Application, are granted.

60.
Effect.  This Financing Order constitutes a legal financing order for ELL under Act 988.  The Commission finds this Financing Order complies with the provisions of Act 988.  A financing order gives rise to rights, interests, obligations and duties as expressed in Act 988.  It is the Commission’s express intent to give rise to those rights, interests, obligations and duties by issuing this Financing Order.  ELL is directed to take all actions as are required to effectuate the transactions approved in this Financing Order, subject to compliance with the criteria established in this Financing Order.

61.
Further Commission Action.  The Commission will act pursuant to this Financing Order as expressly authorized by Act 988 to ensure that expected investment recovery charge revenues are sufficient to pay at all times the scheduled principal of and interest on the investment recovery bonds issued pursuant to this Financing Order and all other financing costs in connection with the investment recovery bonds.

62.
Future Sales Not Approved.  Nothing in this Financing Order approves ELL selling, assigning, or otherwise divesting of any of its transmission or distribution system or any facility providing service to ELL’s LPSC-jurisdictional customers, by any method whatsoever, including that method specified in this Financing Order pursuant to which an entity becomes a successor.  Any LPSC-jurisdictional approval required for any such sale, assignment or divestiture prior to the adoption of this Financing Order will be required after the effective date of this Financing Order.

63.
All Other Motions, etc., Denied.  All motions, requests for entry of specific findings of fact and conclusions of law, and any other requests for general or specific relief not expressly granted herein or in the Quantification Order, are denied for want of merit.

[The remainder of this page is blank intentionally.]

20 Any such successor shall perform and satisfy all obligations of, and have the same rights under this Financing Order as, ELL, including collecting and paying to the person entitled to receive them the revenues, collections, payments, or proceeds of the investment recovery property created by this Financing Order.

VI.           COMMISSION ACTION

This matter was considered at the Commission's Open Session held on August 10, 2011.  On motion of Commissioner Holloway, seconded by Commissioner Field,  the Commission voted unanimously to consider this matter pursuant to Rule 51 of the Commission’s Rules of Practice and Procedure.  On motion of Commissioner Holloway, seconded by Commissioner Field,  the Commission voted uanimously to adopt a financing order for Entergy Louisiana, LLC authorizing all of the activities necessary to undertake the securitization of the investment recovery costs and undertake all of the other actions contained in this Order.

This Order is effective immediately.

BY ORDER OF THE COMMISSION
BATON ROUGE, LOUISIANA

/S/ JAMES M. FIELD
DISTRICT II
CHAIRMAN JAMES M. FIELD

/S/ CLYDE C. HOLLOWAY
                                DISTRICT IV
VICE CHAIRMAN CLYDE C. HOLLOWAY

/S/ FOSTER L. CAMPBELL
                                                                                DISTRICT V
COMMISSIONER FOSTER L. CAMPBELL

                                                                                 /S/ LAMBERT C. BOISSIERE, III
DISTRICT III
COMMISSIONER LAMBERT C. BOISSIERE, III
______________________________
EVE KAHAO GONZALEZ
SECRETARY                                                      /S/ ERIC F. SKRMETTA
                                                                               DISTRICT I
COMMISSIONER ERIC F. SKRMETTA

Appendix A
Financing Order
Page

FORM OF ISSUANCE ADVICE LETTER

______day, _________ __, 2011

THE LOUISIANA PUBLIC SERVICE COMMISSION

SUBJECT: ISSUANCE ADVICE LETTER FOR INVESTMENT RECOVERY BONDS

Pursuant to the Financing Order adopted on the _____ day of _____, 2011 in Application of Entergy Louisiana, LLC for Approval to Securitize Investment Recovery Costs Related to the Little Gypsy Unit 3 Repowering Project Authorizing the Company to Finance its Investment Costs Pursuant to Act 988, Docket No. U-31894 (the “Financing Order”), ENTERGY LOUISIANA, LLC (“Applicant”) hereby submits, no later than twenty-four hours after the pricing of this series of Investment Recovery Bonds, the information referenced below.  This Issuance Advice Letter is for the [Entergy Louisiana Investment Recovery Funding I, L.L.C.] Investment Recovery Bonds series _____, tranches _________.  Any capitalized terms not defined in this letter shall have the meanings ascribed to them in the Financing Order or Act No. 988 of the Louisiana Regular Session of 2010, the “Louisiana Electric Utility Investment Recovery Securitization Act,” codified at La. R.S. 45:1251–1261.

PURPOSE

This filing establishes the following:
(1)	the total amount to be securitized;

(2)	confirmation that customers will experience savings relative to traditional methods of financing;

(3)	confirmation that the structure, terms and the pricing of the Investment Recovery Bonds is consistent with the terms of the Financing Order;

(4)	confirmation that the pricing of the Investment Recovery Bonds is consistent with market conditions at the time of pricing;

(5)	the actual terms and structure of the Investment Recovery Bonds being issued;

(6)	the initial Investment Recovery Charges; and

(7)	the identification of the SPE.

COMPLIANCE WITH FINANCING ORDER

Applicant hereby confirms, pursuant to the requirements of the Financing Order, the following:
1.           COSTS BEING SECURITIZED
The total amount of investment recovery costs and financing costs being securitized (the “Authorized Securitization Amount”) is presented in Attachment 1.

2.           CONFIRMATION OF SAVINGS
The weighted average interest rate of the Investment Recovery Bonds is less than [____]%, accordingly, the proposed structuring, expected pricing, and financing costs of the investment recovery bonds are reasonably expected to result in lower overall costs and will avoid or mitigate rate impacts as compared to traditional methods of financing of investment recovery costs.  The net present value of the savings, as compared to traditional methods of financing the investment recovery costs, is estimated to be $_________ (see Attachment 2, Schedule C), based on an effective annual weighted average interest rate of __% for the Investment Recovery Bonds.

3.           CONFIRMATION OF STRUCTURE AND PRICES
The Investment Recovery Bonds will be issued in one or more series comprised of one or more tranches having scheduled final maturities of approximately ___ years and legal final maturities not exceeding __ years from the date of issuance of such series (See “Actual Terms of Issuance”).  The structuring and pricing of the Investment Recovery Bonds is consistent with the terms set out in the Financing Order (see “Actual Terms of Issuance” and Attachments 2 and 4).

4.           CONFIRMATION OF PRICES WITH MARKET
The structuring and pricing of the Investment Recovery Bonds resulted in the lowest investment recovery charges consistent with market conditions on the date and time of such pricing (see Attachments 4 and 5).

5.           ACTUAL TERMS OF ISSUANCE
Investment Recovery Bond Series: ______
Investment Recovery Bond Issuer: [Entergy Louisiana Investment Recovery Funding I, L.L.C.]
Trustee:
Closing Date: _________ __, 2011
Bond Ratings: [S&P AAA, Fitch AAA, Moody’s Aaa]
Amount Issued: $_____________
Estimated Up-front Financing Costs: See Attachment 1, Schedule B.
Estimated Ongoing Financing Costs: See Attachment 2, Schedule B.

Tranche	Coupon Rate	Scheduled Final Maturity Date	Legal Final Maturity
A-1	_____%	__/__/____	__/__/____
A-2	_____%	__/__/____	__/__/____
A-3	_____%	__/__/____	__/__/____

Weighted Average Effective Annual Interest Rate of the Investment Recovery Bonds:	_____%
Life of Bonds:
Weighted Average Life of Series:	__ years
Call provisions (including premium, if any):
Amortization Schedule:	Attachment 2, Schedule A
Scheduled Final Maturity Dates:	Attachment 2, Schedule A
Legal Final Maturity Dates:	See Table Above
Payments to Investors:	Semiannually Beginning _________ __, 2011
Amount of initial annual Servicing Fee and as a percent of original Investment Recovery Bond principal balance:	[$], [%]
Weighted Average Coupon Rate21:
Annualized Weighted Average Yield22:

6.           INITIAL INVESTMENT RECOVERY CHARGE
Table I below shows the current assumptions for each of the variables used in the calculation of the initial Investment Recovery Charges.

21 Weighted by modified duration and principal amount.
 22 Weighted by modified duration and principal amount.

Appendix A
Financing Order
Page

TABLE I
Input Values For Initial Investment Recovery Charges
Applicable period: from _________ __, ____ to _________ __, ____
Forecasted base revenue sales for each investment cost recovery group for the applicable period:	See Appendix B to the Financing Order
Investment Recovery Bond debt service for the applicable period:	$ __________
Charge-off rate for each investment cost recovery group:	See Appendix B to the Financing Order
Forecasted % of Billings Paid in the Applicable Period:	____%
Forecasted annual ongoing financing costs (excluding Investment Recovery Bond principal and interest):	$ ______ __
Current Investment Recovery Bond outstanding balance:	$ __________
Target Investment Recovery Bond outstanding balance as of __/__/____:	$ __________
Total Periodic Billing Requirement for applicable period:	$ __________

Based on the foregoing, the initial Investment Recovery Charges calculated for each investment cost recovery group are detailed in Attachment 3.

7.           IDENTIFICATION OF SPE
The owner of the Investment Recovery Property (the “SPE”) will be: [Entergy Louisiana Investment Recovery Funding I, L.L.C.].

EFFECTIVE DATE

In accordance with the Financing Order, the Investment Recovery Charge shall be billed beginning on the first day of the first billing cycle of the next revenue month following the date of issuance of the Investment Recovery Bonds.

NOTICE

Copies of this filing are being furnished to the parties on the service list in this docket.  Notice to the public is hereby given by filing and keeping this filing open for public inspection at Applicant’s corporate headquarters.

APPROVAL:

[_________________], the duly designated Designee under the Financing Order, shall notify the Companies and the Commission, no later than 24 hours after receipt of this Issuance Advice Letter via email, and using the form of letter attached hereto as Attachment 6, in the case of acceptance and approval of the Issuance Advice Letter by the Commission.

AUTHORIZED OFFICER

The undersigned is an officer of Applicant and authorized to deliver this Issuance Advice Letter on behalf of Applicant.
Respectfully submitted,

ENTERGY LOUISIANA, LLC

By:
Name:

Title:

Date:

Appendix A

Financing Order

Page

ATTACHMENT 1

SCHEDULE A

CALCULATION OF AUTHORIZED SECURITIZATION AMOUNT23

A.	Investment Recovery Costs authorized in Docket No. U-30192 (including any adjustment to carrying costs)	$
B.	Estimated up-front financing costs of issuing the Investment Recovery Bonds (Attachment 1, Schedule B)
	TOTAL AUTHORIZED SECURITIZATION AMOUNT	$

23           Refer to the attached workpapers.

Appendix A

Financing Order

Page

ATTACHMENT 1

SCHEDULE B

ESTIMATED UP-FRONT FINANCING COSTS

Underwriters’ Fees & Expenses	$__________
Company’s/Issuer’s Counsel and Underwriters’ Counsel Legal Fees & Expenses	$__________
Rating Agency Fees	$__________
Company’s Financial Advisor Fees & Expenses	$__________
Printing/Edgarizing Expenses	$__________
SEC Registration Fee	$__________
Company’s Non-legal Securitization Proceeding Costs & Expenses	$__________
Company’s Miscellaneous Administrative Costs	$__________
Servicer’s Set-Up Costs	$__________
External Servicing Costs (Accountant’s Fees)	$__________
Trustee’s/Trustee Counsel’s Fees & Expenses	$__________
SPE Set-Up Costs	$__________
Original Issue Discount	$__________
Other Credit Enhancements (Overcollateralization Subaccount)	$__________

TOTAL ESTIMATED UP-FRONT FINANCING COSTS TO BE SECURITIZED	$__________

Appendix A

Financing Order

Page

ATTACHMENT 2

SCHEDULE A

INVESTMENT RECOVERY BOND REVENUE REQUIREMENT INFORMATION

SERIES ______, TRANCHE ___
Payment Date	Principal Balance	Interest	Principal	Total Payment
	$	$	$	$

SERIES ______, TRANCHE ___
Payment Date	Principal Balance	Interest	Principal	Total Payment
	$	$	$	$

SERIES ______, TRANCHE ___
Payment Date	Principal Balance	Interest	Principal	Total Payment
	$	$	$	$

Appendix A

Financing Order

Page

ATTACHMENT 2

SCHEDULE B

ESTIMATED ONGOING FINANCING COSTS

ANNUAL AMOUNT
Ongoing Servicer Fees (ELL as Servicer)	$__________
Accounting Costs (External)	$__________
Administration Fees	$__________
True-Up Administration Fees	$__________
Legal Fees/Expenses for Company’s/Issuer’s Counsel	$__________
Trustee’s/Trustee’s Counsel Fees & Expenses	$__________
Independent Manager’s Fees	$__________
Rating Agency Fees	$__________
Printing/Edgarization Expenses	$__________
Miscellaneous	$__________
Other Credit Enhancements	$__________
TOTAL (APPLICANT AS SERVICER) ESTIMATED ANNUAL ONGOING FINANCING COSTS	$__________
Ongoing Servicer Fees (Third-Party as Servicer – 0.60% of principal)	$__________
Other Servicing Fees	$__________
TOTAL (THIRD-PARTY AS SERVICER) ESTIMATED ONGOING FINANCING COSTS	$__________

Note: The amounts shown for each category of operating expense on this attachment are the expected expenses for the first year of the investment recovery bonds.  Investment recovery charges will be adjusted at least annually to reflect the actual Ongoing Financing Costs through the true-up process described in the Financing Order, except that the servicing fee and the administration fee are fixed.

Appendix A

Financing Order

Page

ATTACHMENT 2

SCHEDULE C

BENEFITS VERSUS CONVENTIONAL FINANCING

	Conventional Financing	Securitization Financing	Savings/(Cost) of Securitization Financing
Present Value	$	$	$

Appendix A

Financing Order

Page

ATTACHMENT 3

INITIAL ALLOCATION OF COSTS TO INVESTMENT COST RECOVERY GROUPS

Appendix A

Financing Order

Page

ATTACHMENT 4

APPLICANT’S CERTIFICATION

[ELL Letterhead]

Date: ____________, 2011

Louisiana Public Service Commission
Galvez Building, 12th Floor
602 North 5th Street
Baton Rouge, Louisiana 70802

Re:  Application of Entergy Louisiana, LLC for Approval to Securitize Investment Recovery Costs Related to the Little Gypsy Unit 3 Repowering Project Authorizing the Company to Finance its Investment Costs Pursuant to Act 988, Docket No. U-31894

Dear __________:

Entergy Louisiana, LLC (the “Applicant”) submits this Certification pursuant to Ordering Paragraph [_] of the Financing Order in Application of Entergy Louisiana, LLC for Approval to Securitize Investment Recovery Costs Related to the Little Gypsy Unit 3 Repowering Project Authorizing the Company to Finance its Investment Costs Pursuant to Act 988, Docket No. U-31894 (the “Financing Order”).  All capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order or Act No. 988 of the Louisiana Regular Session of 2010, the “Louisiana Electric Utility Investment Recovery Securitization Act,” codified at La. R.S. 45:1251–1261.

In the Issuance Advice Letter dated ____________, 2011, the Applicant has set forth the following particulars of the Investment Recovery Bonds.

The proposed terms of pricing and issuance of the Investment Recovery Bonds are as follows:
Name of the Investment Recovery Bonds:_________
Name of SPE:___________
Name of Trustee:_______
Closing Date: _________, 2011
Principal Amount of Investment Recovery Bonds:
Bond Ratings: ___________
Scheduled and Legal Final Maturities: ___________
Amount of Upfront Transaction Costs securitized: See Attachment 1 Schedule B to
              Issuance Advice Letter
Estimated Ongoing Financing Costs: See Attachment 2, Schedule B.

Tranche	Coupon Rate	Scheduled Final Maturity Date	Legal Final Maturity
A-1	_____%	__/__/____	__/__/____
A-2	_____%	__/__/____	__/__/____
A-3	_____%	__/__/____	__/__/____

Weighted Average Effective Annual Interest Rate of the Investment Recovery Bonds:	_____%
Life of Bonds:
Weighted Average Life of Series:	__ years
Call provisions (including premium, if any):
Amortization Schedule:	Attachment 2, Schedule A
Scheduled Final Maturity Dates:	Attachment 2, Schedule A
Legal Final Maturity Dates:	See Table Above
Payments to Investors:	Semiannually Beginning _________ __, 2011
Amount of initial annual Servicing Fee and as a percent of original Investment Recovery: Bond principal balance:	[$], [%]

Weighted Average Interest Rate24: ________
Weighted Average Effective Annual Interest Rate25: ________
Initial Balance of Capital Subaccount: ________

The following actions were taken in connection with the design, structuring and pricing of the bonds:

•	[Included credit enhancement in the form of the true-up mechanism and an equity contribution of 0.50% of the original principal amount.]

•	[Did not utilize the overcollateralization account.]

•	[Registered the investment recovery bonds with the Securities and Exchange Commission to facilitate greater liquidity.]

•	[Achieved Aaa/AAA/AAA ratings from each of the three major rating agencies.]

•	[Selection of underwriters that have relevant experience and execution capabilities was affirmed by the Company’s Financial Advisor, the Commission Staff and the Commission's Financial Advisor.]

•	[The marketing presentations were developed to emphasize the unique credit quality and security related to these bonds, and provide comparative analysis to other competing securities.]

•	[Provided the termsheet and [preliminary prospectus/offering memorandum] by e-mail to prospective investors.]

•	[Allowed sufficient time for investors to review the termsheet and preliminary prospectus and to ask questions regarding the transaction.]

•
[Held one-on-one and group conference calls with investors, along with meetings with potential investors to describe the legislative, political and regulatory framework and the bond structure with a focus on [corporate/agency/other crossover buyers] specifically targeted to achieve the transaction objectives.]

•	[Arranged issuance of rating agency pre-sale reports during the marketing period.]

•	[During the period that the bonds were marketed, held daily market update discussions with the underwriting team to develop recommendations for pricing.]

•	[Had multiple conversations with all of the members of the underwriting team during the marketing phase in which we stressed the requirements of the Financing Order.]

•
[Developed and implemented a marketing plan designed to incent each of the underwriters to aggressively market the bonds to their customers and to reach out to a broad base of potential investors, including investors who have not previously purchased this type of security.]

•
[Provided potential investors with access to an internet roadshow for viewing on repeated occasions at investors’ convenience.  Similar roadshow information was also presented in one-on-one and group meetings with investors.]

•
[Adapted the investment recovery bond offering to market conditions and investor demand at the time of pricing.  Variables impacting the final structure of the transaction were evaluated including the length of average lives and maturity of the bonds and interest rate requirements at the time of pricing so that the structure of the transaction would correspond to investor preferences and rating agency requirements for AAA ratings.]

•	[Worked with the Commission’s Financial Advisor to develop bond allocations, underwriter compensation and preliminary price guidance designed to achieve lowest investment recovery rates.]

Based upon information reasonably available to its officers, agents, and employees of the Applicant, the Applicant hereby certifies that the structuring and pricing of the Investment Recovery Bonds will result in the lowest Investment Recovery Charges consistent with market conditions at the time of pricing and the terms of the Financing Order.

Respectfully submitted, ENTERGY LOUISIANA, LLC By:______________________ Name:____________________ Title:_____________________

24 Weighted by modified duration and principal amount.

25 Annualized and weighted by modified duration and principal amount giving effect to compounding and including up-front costs.

Appendix A

Financing Order

Page

ATTACHMENT 5

PRICING ADVICE CERTIFICATE

Appendix A

Financing Order

Page

ATTACHMENT 6

[COMMISSION DESIGNEE’S CONCURRENCE]

[Letterhead]

Date: ____________, 2011

Louisiana Public Service Commission
Galvez Building, 12th Floor
602 North 5th Street
Baton Rouge, Louisiana 70802

Pursuant to the Financing Order of the Louisiana Public Service Commission (“LPSC”) dated ________, 2011, LPSC Docket No. U-31894

I, ___________________, (the “Designee”), in accordance with Act No. 988 of the Louisiana Regular Session of 2010, the “Louisiana Electric Utility Investment Recovery Securitization Act,” codified at La. R.S. 45:1251–1261, and the Financing Order, for the purpose of (a) establishing that the structuring and pricing of the Investment Recovery Bonds will result in the lowest Investment Recovery Charges consistent with market conditions and the terms of the Financing Order and (b) approving at the time of pricing of the Investment Recovery Bonds, the terms and conditions of the Investment Recovery Bonds, servicing fees with respect to the collection of such Investment Recovery Charges and the pledging, assignment and sale of the Investment Recovery Bonds in connection with the initial Investment Recovery Charge, HEREBY CONCUR as follows:

1.
I have received and reviewed in accordance with Financing Order a copy of the Applicant’s Certification, a copy of which is attached hereto, and find that such certificate is in proper form as evidenced by such Financing Order.  I have also reviewed other information as I have deemed necessary to provide this certification.  Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order.

2.	The following are the terms of the Investment Recovery Bonds:

Name of Investment Recovery Bonds:__________
SPE:____________
Closing Date:____________

Amount Issued:___________
Interest Rates and Expected Amortization Schedule: See Issuance Advice Letter
Distributions to Investors (quarterly or semi-annually):______________
Weighted Average Coupon Rate: See Issuance Advice Letter
Annualized Weighted Average Yield: See Issuance Advice Letter
Capital Amount:_________

3.
The final structure, terms and pricing of the investment recovery bonds in the Issuance Advice Letter are consistent with the criteria established in the Financing Order, and the mathematical calculations are accurate.  Accordingly the terms and conditions of the Investment Recovery Bonds and the schedule of payments of principal and interest on the Investment Recovery Bonds are approved.

Respectfully submitted, _____________________ By:______________________ Name:____________________ Title:_____________________

Appendix A

Financing Order

Page

ATTACHMENT 7

SCHEDULE A

EXPECTED AMORTIZATION SCHEDULE

(with coupons, prices, classes, if any, expected amortization schedule and stated maturities, and call features requirements)

A.           General Terms

Class	Price	Coupon	Fixed/Floating	Avg. Life	Stated Maturity

B. Scheduled Amortization Requirement

Date	[Class]	[Class]	[Class]

Appendix b

Financing Order

Page

Allocation Calculation (from Appendix A to April 13, 2011 Stipulated Settlement) and Riders SLGR and SLGO

Appendix b

Financing Order

Page

Exhibit CAP-2
Docket No. U-30192
Page 1 of 1

ENTERGY LOUISIANA, LLC
DEVELOPMENT OF LITTLE GYPSY SECURITIZATION RATES ACT 988 PERIOD I
BASED ON TWELVE MONTHS ENDING DECEMBER 31, 2010

Line No.	Rate Class	Forecasted Period I Base Revenue (1) 8/2011 - 3/2012 8 Months	Total Applicable Revenue	Revenue Share Adjustment (2)	Adjusted Applicable Revenue	Allocator	PBR Payment	Uncollectible Rate	PBR Payment Adjusted	Initial Little Gypsy Securitization Rates
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
1	Residential	$ 257,760,367	$ 257,760,367	-3.8%	$ 247,947,069	38.9841%	$ 4,556,521	0.5850%	$ 4,583,332	
2	Small General Service	$ 188,959,934	$ 188,959,934	0.0%	$ 188,959,934	29.7097%	$ 3,472,515	0.1098%	$ 3,476,331	
3	Large General Service	$ 48,798,026	$ 48,798,026	5.6%	$ 51,530,715	8.1020%	$ 946,974	0.0360%	$ 947,315	
4	ECS and EECS	$ 10,196,265								
5	Firm	$ 1,381,016	$ 1,381,016	5.6%	$ 1,458,353	0.2293%	$ 26,801	0.0000%	$ 26,801	
6	Curtailable and Other	$ 8,815,249								
7	Large Industrial Service	$ 44,799,610								
8	Firm	$ 39,842,885	$ 39,842,885	5.6%	$ 42,074,087	6.6152%	$ 773,195	0.0110%	$ 773,280	
9	Curtailable and Interruptible	$ 4,956,725								
10	Large Industrial Power Service	$ 20,789,618								
11	Firm	$ 18,165,864	$ 18,165,864	5.6%	$ 19,183,152	3.0161%	$ 352,526	0.0000%	$ 352,526	
12	Curtailable and Interruptible	$ 2,623,754								
13	Large Load High Load Factor Power Service	$ 67,049,674	$ 67,049,674	5.6%	$ 70,804,456	11.1324%	$ 1,301,172	0.0000%	$ 1,301,172	
14	Lighting	$ 14,063,676	$ 14,063,676	0.0%	$ 14,063,676	2.2112%	$ 258,448	0.2516%	$ 259,100	
15	Qualified Facility Standby Service	$ 1,813,647								
16	Special Contracted Rates	$ 3,246,652								
17	Total	$ 657,477,469	$ 636,021,442		$ 636,021,442	100.0000%	$ 11,688,152		$ 11,719,857	
18	Residential		$ 257,760,367						$ 4,583,332	1.7781%
19	Small General Service and Lighting		$ 203,023,610						$ 3,735,431	1.8399%
20	LGS, ECS Firm, LIS Firm, LIPS Firm and LLHLFPS		$ 175,237,465						$ 3,401,094	1.9408%
21	Total		$ 636,021,442						$ 11,719,857	
22	EECS, QFSS and SCR	12,315,734	$ 12,315,734	NA	$ 12,315,734	NA	$ 150	0.0000%	$ 150	0.0012%
23	Intial PPR						$ 11,688,303			
	Less:									
24	Collections						$ -			
25	Less: EECS, QFSS and SCR $100 per Rate Schedule						$ (150)			
26	Total Payment Adjusted						$ 11,688,153			

(1) Excludes Rate Schedules AFC, DTK, EAC, EAPS, EBASE, EEDBP, EER, FCA, FRP, FTS, facility charges, incremental load under LCOP, MS, MVER, PPS, RCL, ROW, RPCEA, SQF, SCO, FSC-ELL, SCOII AND FSCII-ELL

(2) Residential share is a function of the 5.6% Adjustment to LGS, ECS Firm, LIS Firm, LIPS Firm and LLHLFPS

Appendix b

Financing Order

Page

Exhibit CAP-6
Docket No. U-30192
Page 1 of 1

ENTERGY LOUISIANA, LLC
DEVELOPMENT OF LITTLE GYPSY ACT 988 OFFSET RATES
ELEVEN MONTHS ENDING DECEMBER 31, 2010

Line No.	Rate Class	2010 11 Months (1) Base Revenue Total (2)	2010 Total Applicable Revenue	Revenue Share Adjustment (3)	Adjusted Applicable Revenue	Allocator	Payment	Little Gypsy Offset Rates
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
1	Residential	$ 383,754,190	$ 383,754,190	-3.2%	$ 371,308,515	42.1515%	$ (3,044,437)	
2	Small General Service	$ 255,068,402	$ 255,068,402	0.0%	$ 255,068,402	28.9558%	$ (2,091,364)	
3	Large General Service	$ 67,033,371	$ 67,033,371	5.6%	$ 70,787,240	8.0359%	$ (580,401)	
4	ECS and EECS	$ 12,572,308						
5	Firm	$ 1,712,225	$ 1,712,225	5.6%	$ 1,808,110	0.2053%	$ (14,828)	
6	Curtailable and Other	$ 10,860,083						
7	Large Industrial Service	$ 54,783,985						
8	Firm	$ 48,958,999	$ 48,958,999	5.6%	$ 51,700,703	5.8691%	$ (423,902)	
9	Curtailable and Interruptible	$ 5,824,986						
10	Large Industrial Power Service	$ 25,726,572						
11	Firm	$ 22,554,182	$ 22,554,182	5.6%	$ 23,817,216	2.7038%	$ (195,285)	
12	Curtailable and Interruptible	$ 3,172,390						
13	Large Load High Load Factor Power Service	$ 81,985,413	$ 81,985,413	5.6%	$ 86,576,596	9.8283%	$ (709,859)	
14	Lighting	$ 19,822,480	$ 19,822,480	0.0%	$ 19,822,480	2.2503%	$ (162,530)	
15	Qualified Facility Standby Service	$ 2,605,465						
16	Special Contracted Rates	$ 3,950,708						
17	Total	$ 907,302,894	$ 880,889,262		$ 880,889,262	100.0000%	$ (7,222,606)	
18	Residential		$ 383,754,190				$ (3,044,437)	-0.7933%
19	Small General Service and Lighting		$ 274,890,882				$ (2,253,894)	-0.8199%
20	LGS, ECS Firm, LIS Firm, LIPS Firm and LLHLFPS		$ 222,244,190				$ (1,924,275)	-0.8658%
21	Total		$ 880,889,262				$ (7,222,606)	
22	EECS, QFSS and SCR		15,465,983.00				$ (185)	-0.0012%
23	Total Offset						$ (7,222,792)	
24	Less: EECS, QFSS and SCR $100 per Rate Schedule proportional to the Offset						$ 185	
25	Total Offset Adjusted for EECS, QFSS and SCR						$ (7,222,607)	

(1) First Offset period is eleven months, therafter will be twelve months
(2) Excludes Rate Schedules AFC, DTK, EAC, EAPS, EBASE, EEDBP, EER, FCA, FRP, FTS, facility charges, incremental load under LCOP, MS, MVER, PPS, RCL, ROW, RPCEA, SQF, SCO, FSC-ELL, SCOII AND FSCII-ELL
(3) Residential share is a function of the 5.6% Adjustment to LGS, ECS Firm, LIS Firm, LIPS Firm and LLHLFPS

Appendix b

Financing Order

Page

Exhibit CAP-3 in Docket No. U-30192
Part of Appendix B in Docket No. U-31894
Page 1 of 2
Page 91.1
ENTERGY LOUISIANA LLC
ELECTRIC SERVICE	Effective Date: August 1, 2011
Louisiana	Filed Date: xx, 2011
Supersedes: New Schedule
RIDER SLGR	Schedule Consists of: One Page and
Attachment A
SECURITIZED LITTLE GYPSY RECOVERY RIDER SLGR

I.           APPLICABILITY

This rider is applicable under the regular terms and conditions of Entergy Louisiana, LLC to all customers served under any retail electric rate schedule* and/or rider schedule*, Special Contract Rates or the Large Customer Optional Pricing Program pursuant to Louisiana Public Service Commission (“LPSC” or the “Commission”) orders in Docket No. U - 30192.  The initial SLGR rate shall be billed beginning on the first day of the first billing cycle of the next revenue month following the date of issuance of the Little Gypsy investment recovery bonds.

II.           NET MONTHLY RATE
There shall be added to each monthly bill an adjustment, in the form of a new and separate charge, for the financing of Little Gypsy investment recovery costs and up front financing costs as approved by the Commission.  Customer charges, energy charges, load or demand charges, lamp charges or access charges on any monthly bill shall be adjusted by the appropriate rate shown in Attachment A.

III.	TRUE-UP
The SLGR Rate Adjustments shall be subject to true-up in accordance with the schedule prescribed in the Commission’s financing order and shall be performed at least semi-annually.

Appendix b

Financing Order

Page

Exhibit CAP-3 in Docket No. U-30192
Part of Appendix B in Docket No. U-31894

Page 91.2

Attachment A

Effective Date:  August 1, 2011

ENTERGY LOUISIANA, LLC
SECURITIZED LITTLE GYPSY RECOVERY RIDER

SLGR RATE

Rate Groups	Rate
Rate Group 1 – Residential*	1.7781%
Rate Group 2 – SGS & Lighting*	1.8399%
Rate Group 3 – LGS, LLHLFPS & Firm LIS, Firm LIPS & Firm ECS*	1.9408%
Rate Group 4 – EECS, QFSS & SCR*	0.0012%

*Excluding Schedules: AFC, CS, CS R1, DRI (Curtailable Load), DTK, EAC, EAPS, EBASE, ECS (Curtailable Load), EER, FAC, FCA, FRP, FSC-ELL, FSCII-ELL, LCOP (Incremental Load), LIPS R2, LIS R2, MS, MVER, NFRPCEA, PPS, RCL, ROW, RPCEA, SCO, SCOII, SLGO, and SQF.

Appendix b

Financing Order

Page

Exhibit CAP-7 in Docket No. U-30192
Part of Appendix B in Docket No. U-31894
Page 1 of 2
Page 92.2
ENTERGY LOUISIANA, LLC
ELECTRIC SERVICE	Effective Date: August 1, 2011
Filed Date: xx, 2011
RIDER SLGO	Supersedes: New Schedule
Schedule Consists of: One Page and Attachment A
SECURITIZED LITTLE GYPSY OFFSET RIDER – SLGO

I.           APPLICABILITY

This rider is applicable under the regular terms and conditions of the Company to all customers served under any retail electric rate schedule* and/or rider schedule*, Special Contract Rates or the Large Customer Optional Pricing Program pursuant to Louisiana Public Service Commission (“LPSC” or the “Commission”) orders in Docket No. U - 30192.

II.           NET MONTHLY RATE
There shall be added to each monthly bill for electric service an adjustment as approved by the Commission.  Each Net Monthly Bill shall be adjusted by the appropriate rate shown in Attachment A.

III.           ANNUAL REVIEW AND FILING
Beginning in 2012 and concurrent with the filing for the first adjustment to Rider SGLR, ELL shall file a revised Attachment A containing revised Rate Adjustments.  These revised Rate Adjustments shall become effective for bills rendered on and after the first billing cycle for the month of April of the filing year and shall then remain in effect until changed pursuant to the provisions of this Rider.

Appendix b

Financing Order

Page

Exhibit CAP-7 in Docket No. U-30192
Part of Appendix B in Docket No. U-31894

Page 92.2

Attachment A

Effective Date:  August 1, 2011

ENTERGY LOUISIANA, LLC
SECURITIZED LITTLE GYPSY OFFSET RIDER SLGO

SLGO RATE

Rate Group	Rate
Rate Group 1 – Residential*	-0.7933%
Rate Group 2 – SGS & Lighting*	-0.8199%
Rate Group 3 – LGS, LLHLFPS & Firm LIS, Firm LIPS & Firm ECS*	-0.8658%
Rate Group 4 – EECS, QFSS & SCR*	-0.0012%

*Excluding Schedules: AFC, CS, CS R1, DRI (Curtailable Load), DTK, EAC, EAPS, EBASE, ECS (Curtailable Load), EER, FAC, FCA, FRP, FSC-ELL, FSCII-ELL, LCOP (Incremental Load), LIPS R2, LIS R2, MS, MVER, NFRPCEA, PPS, RCL, ROW, RPCEA, SCO, SCOII, SLGR, and SQF.

Appendix C

Financing Order

Page

Entergy Louisiana, LLC
Little Gypsy Project Cost Securitization
Projected Up-Front & Ongoing Financing Costs
(assumes issuance date of August 1, 2011)
Estimated Deal Size
206,100,000
Up-Front Financing Costs

Item 1	Underwriters' Fees	$ 721,350
Item 2	Company's/Issuer's Counsel & Underwriters' Counsel Legal Fees & Expenses	$ 1,085,000
Item 3	Rating Agency Fees	$ 393,000
Item 4	Company's Financial Advisor Fees & Expenses	$ 650,000
Item 5	Printing/Edgarizing Expenses	$ 15,000
Item 6	SEC Registration Fee	$ 23,928
Item 7	Company's Non-legal Securitization Proceeding Costs & Expenses	$ 10,000
Item 8	Company's Miscellaneous Administrative Costs	$ -
Item 9	Accountant's Fees	$ 200,000
Item 10	Servicer's Set-Up Costs	$ 100,000
Item 11	Trustee's/Trustee Counsel's Fees & Expenses	$ 35,000
Item 12	BondCo Costs	$ 6,000
Subtotal		$ 3,239,278

Item 13	Original Issuance Discount	$ 150,000
Item 14	Cost of Swaps & Hedges	$ -
Item 15	Other Credit Enhancements (Overcollateralization Subaccount)	$ -
Item 16	Rounding/contingency	$ 36,749
Total Projected Up-Front Costs		$ 3,426,027

Itemized Annual Ongoing Financing Costs

Ongoing Servicer Fees (ELL as Servicer)		$ 145,000
Administration Fees ^		$ 100,000
Accountants Fees ^		$ 85,000
Lead Underwriter Ongoing Administration Fees ^		$ 75,000
Legal Fees/Expenses for Company's/Issuer's Counsel ^		$ 50,000
Trustee's/Trustee's Counsel Fees & Expenses ^		$ 10,000
Independent Manager's Fees ^		$ 5,000
Rating Agency Fees^		$ 30,000
Miscellaneous ^		$ 50,000
Total (ELL as Servicer) Projected Annual Ongoing Financing Costs		$ 550,000

Ongoing Servicer Fees (Third Party as Servicer - 0.60% of principal)		$ 1,236,600
Other Servicing Fees (total of lines marked with a ^ mark above)		$ 405,000
Total (Third Party as Servicer) Projected Ongoing Financing Costs		$ 1,641,600

Appendix D

Financing Order

Page

TRUE-UP LETTER

[ELL Letterhead]

Date: ____________, 2011

Louisiana Public Service Commission
Galvez Building, 12th Floor
602 North 5th Street
Baton Rouge, Louisiana 70802

Re:  Application of Entergy Louisiana, LLC for Approval to Securitize Investment Recovery Costs Related to the Little Gypsy Unit 3 Repowering Project Authorizing the Company to Finance its Investment Costs Pursuant to Act 988, Docket No. U-31894

Dear___________:

Pursuant to the Financing Order adopted on the _____ day of _____, 2011 in Application of Entergy Louisiana, LLC for Approval to Securitize Investment Recovery Costs Related to the Little Gypsy Unit 3 Repowering Project Authorizing the Company to Finance its Investment Costs Pursuant to Act 988, Docket No. U-31894 (the “Financing Order”), Entergy Louisiana, LLC (“ELL”) as Servicer of the Investment Recovery Bonds or any successor Servicer on behalf of the trustee as assignee of the SPE shall apply semi-annually for a mandatory periodic adjustment to the Investment Recovery Charge.  Any capitalized terms not defined herein shall have the meanings ascribed thereto in the Financing Order or Act No. 988 of the Louisiana Regular Session of 2010, the “Louisiana Electric Utility Investment Recovery Securitization Act,” codified at La. R.S. 45:1251–1261.

Each semi-annual true-up adjustment shall be filed with the LPSC not less than 15 days prior to the first billing cycle of the month in which the revised investment recovery charges will be in effect.  The Commission will have 15 days after the date of a true-up adjustment filing in which to confirm the mathematical accuracy of the servicer’s adjustment.  However, any mathematical correction not made prior to the effective date of the investment recovery charge will be made in future true-up adjustment filings and will not delay the effectiveness of the investment recovery charge.

Using the formula approved by the Commission in the Financing Order, this filing modifies the variables used in the Investment Recovery Charge calculation and provides the resulting modified Investment Recovery Charge.  Attachments 1 and 2 show the resulting values of the Investment Recovery Charge for each investment cost recovery group, as calculated in accordance with the Financing Order.  The assumptions underlying the current Investment Recovery Charge were filed by ELL in an Issuance Advice/True-Up Letter dated ________.

Respectfully submitted,

ENTERGY LOUISIANA, LLC

By:
Name:

Title:

Date:

Attachment

Appendix D

Financing Order

Page

ATTACHMENT 1
CALCULATION OF INVESTMENT RECOVERY CHARGES

[INSERT TABLE]

Appendix D

Financing Order

Page

ATTACHMENT 2
INVESTMENT RECOVERY CHARGE

Rate Class	Investment Recovery Charge